UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PPL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PPL Corporation

Notice of Annual Meeting
May 20, 2009

and

Proxy Statement

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	10:00 a.m., Eastern Daylight Time, on Wednesday, May 20, 2009.

Place	Holiday Inn Conference Center 7736 Adrienne Drive Fogelsville, Pennsylvania

Items of Business	• To elect three directors listed herein for a term of three years

• To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009

• To consider a shareowner proposal, if properly presented

• To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you are a shareowner of record on February 27, 2009.

Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “General Information — How do I vote?”

  By Order of the Board of Directors,

Robert J. Grey
Senior Vice President,
General Counsel and Secretary

April 8, 2009

Important Notice Regarding the Availability of Proxy
Materials for the Shareowner Meeting to Be Held on May 20, 2009:

This Proxy Statement and the Annual Report to Shareowners are available at
http://www.pplweb.com/PPLCorpProxy

TABLE OF CONTENTS

PROXY STATEMENT	1

GENERAL INFORMATION	1

PROPOSAL 1: ELECTION OF DIRECTORS	5
Nominees for Directors	6
Directors Continuing in Office	7

GOVERNANCE OF THE COMPANY	9
Board of Directors	9
Attendance	9
Independence of Directors	9
Executive Sessions; Presiding and Lead Director	10
Guidelines for Corporate Governance	10
Communications with the Board	10
Code of Ethics	11
Board Committees	11
Executive Committee	11
Compensation, Governance and Nominating Committee	11
Compensation Processes and Procedures	12
Director Nomination Process	13
Compensation Committee Interlocks and Insider Participation	13
Finance Committee	14
Nuclear Oversight Committee	14
Audit Committee	14
Report of the Audit Committee	14
Compensation of Directors	15
Annual Retainer for 2008	15
One-time Grant of Restricted Stock Units	16
Committee Retainers	16
Presiding Director Retainer	16
Other Fees	16
Directors Deferred Compensation Plan	17
2008 Director Compensation	18
2008 Director Fees (Supplemental Table)	20

STOCK OWNERSHIP	21
Directors and Executive Officers	21
Principal Shareowners	22

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22

TRANSACTIONS WITH RELATED PERSONS	23

EXECUTIVE COMPENSATION	23
Compensation Committee Report	23
Compensation Discussion and Analysis (“CD&A”)	24
Executive Compensation Tables	43
Summary Compensation Table	43

(i)

Grants of Plan-Based Awards During 2008	46
Outstanding Equity Awards at Fiscal-Year End 2008	48
Option Exercises and Stock Vested In 2008	50
Pension Benefits in 2008	50
Nonqualified Deferred Compensation in 2008	54
Change-in-Control Arrangements	55
Retention Agreements	57
Termination Benefits	57
Severance	58
SERP and ODCP	58
Annual Cash Incentive Awards	58
Long-term Incentive Awards	59
Termination Benefits for Mr. Champagne	60
Potential Payments upon Termination or Change in Control of PPL Corporation	61

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	65
Fees to Independent Auditor for 2008 and 2007	65
Approval of Fees	66

SHAREOWNER PROPOSAL	67
PROPOSAL 3: ELECT EACH DIRECTOR ANNUALLY	67
PPL’S STATEMENT IN RESPONSE	68

OTHER MATTERS	69
Shareowner Proposals for the Company’s 2010 Annual Meeting	69
DIRECTIONS TO ANNUAL MEETING	Inside back cover

(ii)

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Proxy Statement
Annual Meeting of Shareowners
May 20, 2009
10:00 a.m. (Eastern Daylight Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PPL Corporation of proxies to be voted at the company’s Annual Meeting of Shareowners to be held on May 20, 2009, and at any adjournment or postponement of the Annual Meeting. Directors, officers and other company employees may also solicit proxies by telephone or otherwise. Brokers, banks and other holders of record will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We first released this Proxy Statement and the accompanying proxy materials to shareowners on or about April 8, 2009.

GENERAL INFORMATION

What am I voting on?

There are three proposals scheduled to be voted on at the meeting:

•	the election of three directors listed herein for a term of three years;

•	the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009; and

•	consideration of a shareowner proposal, if properly presented to the meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 27, 2009, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report, proxy card and accompanying documents have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report, proxy card and accompanying documents have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in their mailing or by following their instructions for voting by telephone or on the Internet, if offered.

How do I vote?

If you are a shareowner of record, you can vote by mail, by telephone, on the Internet or in person at the Annual Meeting.

•	By mail

Be sure to complete, sign and date the proxy card and return it in the postage-paid envelope we have provided. If you are a shareowner of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareowner of record, and the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

•	By telephone or on the Internet

The telephone and Internet voting procedures we have established for shareowners of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

By telephone: You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

On the Internet: The Web site for Internet voting is at www.eproxy.com/ppl/.  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities for shareowners of record will be available 24 hours a day, and will close at 12:00 p.m. (noon), Central Time, on May 19, 2009.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from them.

•	In person at the Annual Meeting

If you are a shareowner of record, you may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. Please bring your admission ticket with you to the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Please see the attendance requirements discussed under “Who can attend the Annual Meeting?”

If you mail to us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees listed herein for director;

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2009; and

•	AGAINST the shareowner proposal.

Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

We do not expect that any other matters will be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

As a participant in the PPL Corporation Employee Stock Ownership Plan, how do I vote shares held in my plan account?

If you are a participant in our Employee Stock Ownership Plan, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. Plan participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 27, 2009 will be voted by the trustee in accordance with your instructions. Participants may not vote in person at the Annual Meeting. Similar to the process for shareowners of PPL Corporation common stock, you may vote by mail, telephone or on the Internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by May 18, 2009 if by mail, and if voting by telephone or on the Internet, by 12:00 p.m. (noon), Central Time, on May 15, 2009. Please follow the ballot instructions specific to the participants in the Employee Stock Ownership Plan.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the Internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, provided such statement is received not later than the close of business on May 19, 2009;

•	providing a later-dated vote using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. If your shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the election of directors and the ratification of the appointment of Ernst & Young LLP, as these matters are considered routine under the applicable rules.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with your proxy card. If you hold shares through the Employee Stock Ownership Plan, your admission ticket is attached to your ballot card. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. PPL will use your brokerage statement to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

As of the record date, there were 375,372,367 shares of common stock outstanding and entitled to vote, and no shares of preferred stock of the company were outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•	Election of Directors

The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying proxy or by following the instructions if voting by telephone or on the Internet.

•	Ratification of the Appointment of Ernst & Young LLP

In order to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Shareowner Proposal

In order to approve this proposal, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $12,500. Brokers, dealers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, bank or other holder of record stating that only one Proxy Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping, and postage costs.

Beneficial owners who participate in householding will continue to receive separate proxy forms. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents from PPL at the address and phone number for PPL listed on the back cover page of this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

We have a classified Board of Directors, currently consisting of 10 directors divided into three classes. These classes consist of three directors whose terms will expire at the 2009 Annual Meeting, four directors whose terms will expire at the 2010 Annual Meeting, and three directors whose terms will expire at the 2011 Annual Meeting.

The nominees this year are John W. Conway, E. Allen Deaver, and James H. Miller. The nominees are currently serving as directors. Messrs. Conway, Deaver and Miller were elected by the shareowners at the 2006 Annual Meeting. If elected by the shareowners, Messrs. Conway, Deaver and Miller would serve until the 2012 Annual Meeting and until their successors are elected and qualified. Based on the company’s current “Guidelines for Corporate Governance,” Mr. Deaver will retire prior to the 2011 Annual Meeting of Shareowners, which follows his 75th birthday. Following the election of these three nominees, there will be 10 members of the Board of Directors, consisting of three classes: four directors whose terms would expire at the 2010 Annual Meeting, three directors whose terms would expire at the 2011 Annual Meeting, and three directors whose terms would expire at the 2012 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR Proposal 1

Nominees for Directors:

JOHN W. CONWAY, 63, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is an international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Compensation, Governance and Nominating Committee, as well as the Finance Committee. He has been a director since 2000.

E. ALLEN DEAVER, 73, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He is a director of the Geisinger Health System. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. Mr. Deaver is chair of the Compensation, Governance and Nominating Committee and a member of the Executive, Finance and Nuclear Oversight Committees. He also serves as the lead director and presiding director who chairs executive sessions of the independent directors. He has been a director since 1991.

JAMES H. MILLER, 60, is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his current appointment in October 2006, Mr. Miller was named President in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; Executive Vice President in January 2004; and also served as President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in the United States. He also serves on the boards of PPL Electric Utilities Corporation and PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995, and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Miller has been a director since 2005.

Directors Continuing in Office:

FREDERICK M. BERNTHAL, 66, is President of Universities Research Association (“URA”), a position he has held since 1994. Located in Washington, D.C., URA is a consortium of 87 research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term expires in 2011.

LOUISE K. GOESER, 55, is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industry, energy and healthcare sectors. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 until November 2008. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She also serves as a director of MSC Industrial Direct Co., Inc. She is a member of the Compensation, Governance and Nominating Committee and has been a director since 2003; her term expires in 2011.

STUART E. GRAHAM, 63, retired as President and Chief Executive Officer of Sweden-based Skanska AB in April 2008. He continues to serve as chairman of Skanska USA Inc. Skanska is an international project development and construction company. Mr. Graham was named President and CEO of Skanska AB and was elected to its board of directors in 2002. Prior to that, Mr. Graham served as executive vice president of Skanska AB and oversaw Skanska’s business units in the United States, the United Kingdom, Hong Kong and South America. Mr. Graham served in a number of positions at Sordoni Construction Company from 1970 until 1990, when its New Jersey operations were acquired by Skanska. He is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founder of the Engineering and Construction Risk Institute. He also serves as a member of the board of directors of Harsco Corporation and Securitas AB. Mr. Graham graduated from Holy Cross College with a B.S. in economics. He is a member of the Compensation, Governance and Nominating Committee, as well as the Nuclear Oversight Committee. He has been a director since July 2008; his term expires in 2010.

STUART HEYDT, 69, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation, Governance and Nominating Committee, as well as the Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991; his term expires in 2010.

CRAIG A. ROGERSON, 52, is Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he has held since December 2008. Chemtura, located in Middlebury, Connecticut, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Mr. Rogerson served as President, Chief Executive Officer and director of Hercules Incorporated until its acquisition by Ashland, Incorporated in November 2008, a position he held since December 2003. Located in Wilmington, Delaware, Hercules is a global manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company, including president of the FiberVisions and Pinova Divisions, Vice President of Global Procurement and Chief Operating Officer. Mr. Rogerson serves on the boards of the American Chemistry Council, First State Innovation and the Society of Chemical Industries. He holds a chemical engineering degree from Michigan State University. He is a member of the Nuclear Oversight Committee and has been a director since 2005; his term expires in 2010.

W. KEITH SMITH, 74, served as the Chief Executive Officer of West Penn Allegheny Health System, which is a healthcare network of five affiliated hospitals that serve Pittsburgh and the surrounding five-state area, from July 2007 to March 2008. He previously served as Vice Chairman of Mellon Financial Corporation and Senior Vice Chairman of Mellon Bank, N.A., of Pittsburgh, Pennsylvania, as well as a director of both organizations, until his retirement in December 1998. Mr. Smith is a director of DENTSPLY International Inc. as well as Baytree Bancorp., Inc., Baytree National Bank and Trust Co. and LED Medical Diagnostics, Inc. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan, his M.B.A. from the University of Western Ontario, and is a Chartered Accountant. He is chair of the Finance Committee and a member of the Audit Committee. Mr. Smith has been a director since 2000; his term expires in 2010.

KEITH H. WILLIAMSON, 56, is Senior Vice President, Secretary and General Counsel of Centene Corporation, a position he has held since 2006. Centene Corporation is located in St. Louis, Missouri and is a multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income and the State Children’s Health Insurance Program. He previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. Mr. Williamson joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Finance Committee and has been a director since 2005; his term expires in 2011.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met six times during 2008.  Each director attended at least 75% of the meetings held by the Board and the committees on which they served during the year. The average attendance of directors at Board and Committee meetings held during 2008 was 96%. Directors are expected to attend all meetings of the Board, the Committees on which they serve and shareowners. All of our directors attended the 2008 Annual Meeting of Shareowners.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the NYSE listing standards. In addition to applying these guidelines, which are summarized below and are available in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm), the Board considers all relevant facts and circumstances in making an independence determination. At its January 2009 meeting, the Board determined that the following nine directors (constituting all of PPL’s non-employee directors) are independent from the company and management pursuant to its independence guidelines: Drs. Bernthal and Heydt, Messrs. Conway, Deaver, Graham, Rogerson, Smith and Williamson, and Ms. Goeser.

In reaching this conclusion, the Board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. From time to time, our subsidiaries have transacted business in the ordinary course with companies with which several of our directors are or were affiliated. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated the following relationships:

•	Each of Mr. Conway, Ms. Goeser and Mr. Graham were officers at companies with which PPL has engaged in business transactions in the ordinary course. The Board reviewed all transactions with each of these companies and determined that the annual amount of sales to PPL, as well as purchases by these companies from PPL in each fiscal year, was significantly below 1 percent of the consolidated gross revenues of PPL and each of these companies. As part of its determination, the Board also considered that most of the transactions were competitively bid.

The Board determined that all of these relationships were immaterial. Under the categorical standard of independence that the Board adopted for the company, business transactions between the company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2 percent of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence. All of the transactions considered were significantly below 1 percent of the consolidated gross revenues of any of the companies involved.

Also, pursuant to NYSE standards, a director is not independent from the company and management if, within the last three years, the director or an immediate family member of the director:

•	is or has been an employee of the company (and its subsidiaries), in the case of the director, or is or has been an executive officer of the company (and its subsidiaries), in the case of an immediate family member of the director;

•	has received more than $120,000 in direct compensation from the company (and its subsidiaries) during any 12-month period (excluding director or committee fees);

•	is or was a partner or employee of any of the auditors of the company, subject to certain exceptions;

•	is or was employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•	is a current employee, in the case of the director, or is a current executive officer, in the case of an immediate family member, of a company that has made payments to, or received payments from, our company for property or services in an amount which exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

In addition to the independence requirements set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission, or SEC, rules for directors who are members of the audit committee. If a director is considered independent pursuant to the standards set forth above, the director also will be deemed to be independent for purposes of being a member of our Audit Committee if:

•	the director does not directly or indirectly, including through certain family members, receive any consulting, advisory or other compensatory fee from the company (and its subsidiaries) except in such person’s capacity as a director or committee member; and

•	the director is not an “affiliated person” of the company (or any of its subsidiaries), meaning that the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the company (and its subsidiaries), all within the meaning of applicable securities laws.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated Mr. Deaver as the presiding director to chair these executive sessions. Mr. Deaver also serves as the “lead” director of the Board.

Guidelines for Corporate Governance. You can find the full text of our Guidelines for Corporate Governance in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm). The Guidelines are available in print, without charge, to any shareowner who requests a copy.

Communications with the Board. Shareowners or other parties interested in communicating with the presiding director, with the Board or with the independent directors as a group may write to the following address:

The Presiding Director or the Board of Directors
c/o Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Secretary of the company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain our Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm). The Standards are also available in print, without charge, to any shareowner who requests a copy.

Board Committees

The Board of Directors has five standing committees:

•	the Executive Committee;

•	the Compensation, Governance and Nominating Committee;

•	the Finance Committee;

•	the Nuclear Oversight Committee; and

•	the Audit Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. The charters of all of the committees are available in the Corporate Governance section of the company’s Web site (www.pplweb.com/about/corporate+governance.htm) and are available in print, without charge, to any shareowner who requests a copy.

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2008. The members of the Executive Committee are Mr. Miller (chair), Drs. Bernthal and Heydt and Mr. Deaver.

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are:

•	to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the company and its subsidiaries, and to set their remuneration, including incentive awards;

•	to review management’s succession planning;

•	to identify and recommend to the Board of Directors candidates for election to the Board;

•	to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and

•	to establish and administer programs for evaluating the performance of Board members.

Another principal committee function is to develop and recommend to the Board corporate governance guidelines for the company. All of the members of the CGNC are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the company’s standards of independence described above under the heading “Independence of Directors.” In addition, each member of the CGNC is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. This committee met five times in 2008. The members of the CGNC are Mr. Deaver (chair), Mr. Conway, Ms. Goeser, Mr. Graham and Dr. Heydt.

Compensation Processes and Procedures

Decisions regarding the compensation of our executive officers are made by the CGNC. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate executive officers effectively and in a manner consistent with our stated compensation strategy. The CGNC also oversees the administration of our executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and some employee benefits. Our Board of Directors appoints each member of the CGNC and has determined that each is an independent director.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of executive officers and makes awards for the just-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Perrin provides additional information to the CGNC so that it can determine whether the company’s executive compensation programs are reasonable and consistent with competitive practices. Representatives of Towers Perrin regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and competitive market comparisons.

Annually, the CGNC requests Towers Perrin to develop an analysis of current competitive compensation practices and levels. This analysis begins with a general review at the committee’s July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management develops the business plan and recommends to the CGNC the related goals for the annual cash incentive program and the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the chief executive officer, or CEO, and other executive officers who are subject to Section 16 of the Exchange Act, including all of the executive officers named in this Proxy Statement. The CEO reviews with the CGNC his evaluation of the performance and leadership of: (1) the executive officers who report directly to him; (2) the presidents of the major business lines who report to the chief operating officer, with input from the chief operating officer; and (3) the treasurer and controller, with input from the chief financial officer. The CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers.

The CGNC manages a process for the Board of Directors to evaluate our CEO. Each director, other than the CEO, completes an evaluation of the CEO and submits the evaluation to the Chair of the CGNC, who is also the lead director. The evaluation is presented to the outside directors of the Board and discussed at the January meeting. A summary evaluation is compiled by the Chair of the CGNC, who then discusses the evaluation with the CEO. The CGNC determines the CEO’s salary and incentive awards at its January meeting, based on the Board’s evaluation.

The Board of Directors, with recommendations from the CGNC, determines the amount and form of director compensation. Towers Perrin also assists the CGNC with this determination.

Director Nomination Process

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The company believes that prior business experience is valuable, and it seeks candidates who have certain prior experience relevant to serving on the Board, such as financial, operating and nuclear.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to the candidate. The CGNC determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

If the CGNC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the CGNC usually retains a third-party search firm to identify a candidate or candidates. The CGNC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO and at least one member of the CGNC then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominee after considering the recommendation and report of the CGNC.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Secretary
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

In order to be considered, we must receive nominations by shareowners at least 75 days prior to the 2010 Annual Meeting. The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm).

Compensation Committee Interlocks and Insider Participation. None of the members of the CGNC during 2008 or as of the date of this Proxy Statement is or has been an officer or employee of the company, and no executive officer of the company served on the compensation committee or board of any company that employed any member of the CGNC or the company’s Board of Directors.

Finance Committee. The principal functions of the Finance Committee are:

•	to review and approve annually the business plan for the company;

•	to approve company financings and corporate financial policies;

•	to authorize certain capital expenditures;

•	to authorize acquisitions and dispositions in excess of $25 million; and

•	to review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Finance Committee met seven times in 2008. The members of the Finance Committee are Mr. Smith (chair) and Messrs. Conway, Deaver and Williamson.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are:

•	to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the company’s nuclear operations;

•	to advise company management on nuclear matters; and

•	to provide advice and recommendations to the Board of Directors concerning the future direction of the company and management performance related to the nuclear operations.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met three times in 2008. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Deaver, Graham and Rogerson and Dr. Heydt.

Audit Committee. The primary function of the Audit Committee is to assist the company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the effectiveness of the company’s internal control over financial reporting;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the company’s independent auditor and internal audit function.

The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is available on our Web site (www.pplweb.com/about/corporate+governance.htm). The Audit Committee met eight times during 2008. The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the rules of the SEC and the company’s independence standards described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal and Mr. Smith. Our Board of Directors has determined that Mr. Smith is an audit committee financial expert as defined by the rules and regulations of the SEC.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls. Ernst & Young LLP, the company’s independent registered public accounting firm, or “independent auditor,” is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor and to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee has a policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable Auditing Standards as periodically adopted or amended, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee has reviewed and discussed management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also discussed with company management and the internal auditor the process utilized in connection with the certifications of the company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is available on the company’s Web site (www.pplweb.com/about/corporate+governance.htm). Also, the Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair
Frederick M. Bernthal
W. Keith Smith

Compensation of Directors

Annual Retainer for 2008. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. Prior to

June 2008, all directors who are not employees of PPL received an annual retainer of $110,000, of which a minimum of $65,000 was mandatorily allocated to a deferred stock account under the Directors Deferred Compensation Plan, or “DDCP.” The remaining $45,000 portion of the annual retainer was paid in cash in monthly installments to each director, unless voluntarily deferred to their stock account or to their deferred cash account (as discussed below), and the stock portion was allocated in monthly installments to each director’s deferred stock account.

In June 2008, the Board revised the terms of the annual retainer paid to directors for service on the Board. As described below in “— One-time Grant of Restricted Stock Units,” prior to the effective date of this revision, upon a director’s first-time election to the Board, the director received a one-time award of 7,000 deferred restricted stock units, or “Special Stock Units,” mandatorily allocated to the director’s deferred stock account in the DDCP. Special Stock Units are subject to a five-year restriction period and forfeiture in the event a director leaves the Board before the five-year restriction period lapses. Effective June 16, 2008, the award of Special Stock Units to newly elected directors was eliminated, and the annual retainer was increased to $141,400, of which $96,400 is mandatorily allocated to the director’s deferred stock account in the DDCP. The remaining $45,000, which is paid in cash, did not change. The new retainer terms are applicable (1) to all new directors who join the Board on or after June 16, 2008, including Mr. Graham, and (2) to ongoing directors serving on our Board as of June 16, 2008, beginning on January 1 of the year immediately following the year in which the restrictions on their Special Stock Units lapse. The increase to the portion of the annual retainer that is mandatorily allocated to a deferred stock account is to replace the loss in value of the Special Stock Units as they vest.

Each deferred stock unit represents the right to receive a share of PPL common stock and is fully vested upon grant, except for the Special Stock Units, but does not have voting rights. Deferred stock units accumulate quarterly dividend-equivalent payments, which are reinvested in additional deferred stock units.

One-time Grant of Restricted Stock Units. Each non-employee director who was on the Board on January 1, 2004 received Special Stock Units as a one-time additional retainer equal to 7,000 deferred restricted stock units (which reflect the 2-for-1 common stock split completed in August 2005), which were mandatorily allocated to such director’s deferred stock account under the DDCP. Any new director joining the Board of Directors after that time, but before June 2008, also received this one-time additional retainer of Special Stock Units. These deferred stock units have a five-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the five-year restriction period ends. The five-year restriction period for all directors, except for Messrs. Rogerson and Williamson, lapsed on December 31, 2008. Messrs. Rogerson and Williamson did not receive their one-time awards until September 1, 2005, when they joined the Board, so their restrictions will lapse on September 1, 2010. In June 2008, the Board eliminated the award of any new Special Stock Units to newly elected directors. As a result, no such award was granted to Mr. Graham when he joined the Board on July 1, 2008. In lieu of this award, Mr. Graham received an increased mandatorily deferred annual stock retainer as described above.

Committee Retainers. During 2008, each committee chair, except for the Audit Committee Chair, received an annual cash retainer of $6,000, which was paid in monthly installments. The Audit Committee Chair received an annual cash retainer of $11,000.

Presiding Director Retainer. The presiding director receives an annual cash retainer of $30,000, which is paid in monthly installments.

Other Fees. Each non-employee director also receives a fee of $1,500 for attending each Board of Directors meeting, committee meeting and other meetings at the company’s request, and a fee of $200 for participating in meetings held by telephone conference call. PPL also reimburses each director for usual and customary travel expenses.

Directors Deferred Compensation Plan. Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or the deferred stock account. The deferred cash account earns a return as if the funds had been invested in one or more of the core investment options offered to employees as part of PPL’s 401(k) plans, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2008, the lifestyle funds were Fidelity Investments’ Freedom Funds). The brokerage account option that is available to employees is not available to directors. For 2008, only two directors elected to defer any of their cash retainer or fees into a deferred cash account. Both directors deferred cash into a stable value fund managed by Fidelity, which had a rate of return of 4.57% for 2008. Payment of the amounts allocated to the deferred cash account and accrued earnings, together with the deferred stock units and accrued dividend equivalents, is deferred until after the directors’ retirement from the Board of Directors, at which time they receive the deferred cash and stock in one or more annual installments for a period of up to ten years as previously elected by the director.

The following table summarizes all compensation earned during 2008 by our non-employee directors.

2008 DIRECTOR COMPENSATION

	Fees Earned
	or Paid		Stock
	in Cash		Awards
				SFAS 123(R)
				Amortizations
				and
				Incremental
				Market
		Deferred into	Grant Date	Adjustments to
	Paid in	Restricted	Fair Value of	Deferred Stock	All Other
Name of Director(1)	Cash(2)	Stock Units(3)	2008 Awards(4)	Account(5)	Compensation(6)	Total

			$65,000	$(1,169,626)

Frederick M. Bernthal	$0	$78,500	$(1,104,626)		$378	$(1,025,748)

			65,000	(715,491)

John W. Conway	0	62,500	(650,491)		378	(587,613)

			65,000	(1,119,620)

E. Allen Deaver	113,200	0	(1,054,620)		378	(941,042)

			65,000	(201,256)

Louise K. Goeser	67,700	0	(136,256)		378	(68,178)

			48,200	(10,125)

Stuart E. Graham	40,900		38,075		243	79,218

			65,000	(1,105,178)

Stuart Heydt	89,700	0	(1,040,178)		378	(950,100)

			65,000	(59,655)

Craig A. Rogerson	58,500	0	5,345		378	64,223

			65,000	(782,246)

W. Keith Smith	0	77,200	(717,246)		378	(639,668)

			65,000	(286,448)

Susan M. Stalnecker	69,100	0	(221,448)		378	(151,970)

			65,000	(59,655)

Keith H. Williamson	67,000	0	5,345		378	72,723

(1)	Mr. Graham joined the Board on July 1, 2008. Ms. Stalnecker resigned from the Board on January 12, 2009 due to scheduling conflicts.

(2)	This column reports the amount of retainers and fees actually paid in cash or deferred into cash accounts in 2008 for Board and committee service by each director, including a $30,000 annual cash retainer for Mr. Deaver for serving as presiding director. Mr. Deaver and Ms. Stalnecker voluntarily deferred $83,200 and $69,100, respectively, of cash fees into their deferred cash account under PPL’s DDCP and these amounts are included in this column for each such director.

(3)	This column reports the dollar amount of retainers and fees deferred into restricted stock accounts under the DDCP. Dr. Bernthal and Messrs. Conway and Smith voluntarily deferred all of their cash retainers and fees into their deferred stock accounts under the DDCP.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes for the grant date fair value of mandatorily deferred stock units granted during 2008. The grant date fair value for the deferred stock units is initially calculated using the mean of the high and low sales prices of PPL stock on the date of grant.

(5)	This column includes the adjustment to expense recognized by PPL for the incremental decrease in value during 2008 of all the stock allocated to each director’s stock account, whether allocated prior to or during 2008, as well as the expense recognized by PPL in 2008 for a previous one-time additional retainer fee of 7,000 deferred stock units having a five-year restriction period. As required by SFAS 123(R) (see description at the end of “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Tax and Accounting Considerations — SFAS 123(R)” at page 42), the deferred stock units are evaluated at the end of each quarterly reporting period and adjusted to reflect the then-current closing stock price at the end of the quarter. This fair value calculation for the incremental market change is made for the total amount of deferred stock in each director’s stock account as of the end of each quarterly reporting period and not just the stock allocated during 2008. The company’s stock decreased in value from a closing price of $52.09 at the end of 2007 to $30.69 at the end of 2008. The differences in the amounts shown among Board members largely reflect individual length of service and the amount of fees deferred into the respective deferred stock accounts. The values in this column merely reflect the incremental market adjustments made during 2008 for each director’s deferred stock account to reflect then-current market prices. No deferred stock units were allocated to, or eliminated from, any director’s account as a result of the quarterly market adjustment.

As of December 31, 2008, all deferred stock units held in each director’s deferred stock account were vested, with the exception of the one-time restricted stock unit award of 7,000 units held by Messrs. Rogerson and Williamson. Their one-time awards will vest on September 1, 2010.

(6)	This column shows the dollar value of life insurance premiums paid by the company during 2008 for each director. The company provides life insurance to each director equal to twice the amount of the annual retainer fee.

The 2008 Director Compensation Table provided above reflects the 2008 total expense recorded by the company for each director under applicable accounting rules. The following table illustrates the actual fees earned by each director during 2008, including the annual retainer (both cash and cash equivalent of deferred stock portion), annual committee retainers, the presiding director annual cash retainer and meeting fees for in-person and telephonic meetings.

2008 DIRECTOR FEES
(SUPPLEMENTAL TABLE)

			Committee	Presiding	Board	In-Person
	Annual	Annual	Chair	Director	and	Committee
	Retainer	Retainer	Annual	Annual	Other	Meeting		Total
	Fee	Fee	Cash	Cash	Meeting	Fees	Conference	2008
Director Name	(cash)	(stock)	Retainer	Retainer	Fees	(all)	Call Fees	Fees
F. M. Bernthal	$45,000	$65,000	$6,000	—	$15,000	$10,500	$2,000	$143,500

J. W. Conway	45,000	65,000	—	—	9,000	7,500	1,000	127,500

E. A. Deaver	45,000	65,000	6,000	$30,000	15,000	15,000	2,200	178,200

L. K. Goeser	45,000	65,000	—	—	16,500	6,000	200	132,700

S. E. Graham(1)	22,500	48,200	—	—	10,500	7,500	400	89,100

S. Heydt	45,000	65,000	11,000	—	15,000	16,500	2,200	154,700

C. A. Rogerson	45,000	65,000	—	—	9,000	4,500	—	123,500

W. K. Smith	45,000	65,000	6,000	—	15,000	9,000	2,200	142,200

S. M. Stalnecker(2)	45,000	65,000	—	—	16,500	6,000	1,600	134,100

K. H. Williamson	45,000	65,000	—	—	15,000	6,000	1,000	132,000

(1)	Mr. Graham joined the Board on July 1, 2008.

(2)	Ms. Stalnecker resigned from the Board on January 12, 2009 due to scheduling conflicts.

STOCK OWNERSHIP

Directors and Executive Officers

All directors and executive officers as a group hold less than 1 percent of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned as of March 6, 2009 by each of our directors and each named executive officer for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options, stock units, restricted stock, restricted stock units granted to executive officers under the company’s Incentive Compensation Plan, or ICP, and stock units credited to the accounts of our directors under the Directors Deferred Compensation Plan, or DDCP.

	Shares of
	Common Stock
Name	Owned(1)

F. M. Bernthal	68,124	(2)
P. T. Champagne	263,829	(3)
J. W. Conway	48,932	(4)
E. A. Deaver	68,186	(5)(6)
P. A. Farr	263,958	(7)
L. K. Goeser	20,580	(8)
S. E. Graham	6,899	(9)
R. J. Grey	286,034	(10)
S. Heydt	63,629	(6)(11)
J. H. Miller	710,795	(12)
C. A. Rogerson	13,955	(13)
W. K. Smith	52,652	(14)
W. H. Spence	213,407	(15)
K. H. Williamson	13,955	(16)
All 18 executive officers and directors as a group	2,229,221	(17)

(1)	The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of 68,124 shares credited to Mr. Bernthal’s deferred stock account under the DDCP.

(3)	Includes 20,950 restricted stock units and 143,677 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the company’s Incentive Compensation Plan, or ICP.

(4)	Includes 46,257 shares credited to Mr. Conway’s deferred stock account under the DDCP.

(5)	Includes 59,530 shares credited to Mr. Deaver’s deferred stock account under the DDCP.

(6)	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver — 4,786 shares and Dr. Heydt — 3,568 shares.

(7)	Includes 40,000 shares of restricted stock, 56,720 restricted stock units and 148,761 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the company’s ICP.

(8)	Includes 20,580 shares credited to Ms. Goeser’s deferred stock account under the DDCP.

(9)	Includes 1,899 shares credited to Mr. Graham’s deferred stock account under the DDCP.

(10)	Includes 42,400 restricted stock units and 242,897 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(11)	Includes 60,061 shares credited to Dr. Heydt’s deferred stock account under the DDCP.

(12)	Includes 132,760 restricted stock units and 577,960 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(13)	Includes 13,955 shares credited to Mr. Rogerson’s deferred stock account under the DDCP.

(14)	Includes 49,752 shares credited to Mr. Smith’s deferred stock account under the DDCP.

(15)	Includes 112,810 restricted stock units and 99,063 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(16)	Includes 13,955 shares credited to Mr. Williamson’s deferred stock account under the DDCP.

(17)	Includes 40,000 shares of restricted stock, 446,450 restricted stock units, 1,308,121 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP, 8,354 additional shares credited to directors’ accounts in connection with the termination of a retirement plan, and 334,112 shares credited to the directors’ deferred stock accounts under the DDCP. Does not include Mr. Champagne’s shares since he left the company prior to March 6, 2009.

Principal Shareowners

Based on filings made under Section 13(d) and 13(g) of the Exchange Act, as of February 17, 2009, the only persons known by the company to be beneficial owners of more than 5% of PPL’s common stock are as follow:

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
Capital Research Global Investors(1) 333 South Hope Street Los Angeles, CA 90071	26,289,590	7.0%

Capital World Investors(2) 333 South Hope Street Los Angeles, CA 90071	19,850,000	5.3%

(1)	Based solely on a review of the Schedule 13G filed by Capital Research Global Investors with the SEC on February 17, 2009. As reported on the Schedule 13G, Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting power with respect to 22,591,590 shares and sole dispositive power with respect to 26,289,590 shares and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Exchange Act.

(2)	Based solely on a review of the Schedule 13G filed by Capital World Investors with the SEC on February 12, 2009. As reported on the Schedule 13G, Capital World Investors, a division of Capital Research and Management Company, has sole dispositive power with respect to 19,850,000 shares and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Exchange Act during 2008, except that the January 30, 2008 Form 4 filings of all of the company’s executive officers to report the grants of 2008 incentive stock awards were delayed by two days in order to resolve a question concerning the formula for computation of certain awards. This late filing was made by the named executive officers included in this proxy statement, which includes James H. Miller, William H. Spence, Paul A. Farr, Robert J. Grey, and Paul T. Champagne, as well as the following persons who were executive officers at that time: James E. Abel, David G. DeCampli, Clarence J. Hopf, Jr., Rick L. Klingensmith, J. Matt Simmons, Jr. and Bryce L. Shriver.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors adopted a written related-person transaction policy in January 2007 to recognize the process the Board will use to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the Compensation, Governance and Nominating Committee, or CGNC. We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction. Since January 1, 2008, except for compensation for executive officers that has been approved by the CGNC, there have been no related-person transactions that were required either to be approved under the policy or reported under the SEC related-person transaction rules.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation, Governance and Nominating Committee has reviewed the following Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

E. Allen Deaver, Chair
John W. Conway
Louise K. Goeser
Stuart E. Graham
Stuart Heydt

Compensation Discussion and Analysis (“CD&A”)

2008 Summary

•	Compensation awarded to our executive officers is comprised of base salary, annual short-term cash incentives, and mid- and long-term stock-based incentives. Over 80% of total direct compensation of the chief executive officer each year is “at risk,” while almost 70% of total direct compensation of all the executive officers each year is “at risk.”

•	2008 reflected our ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to company performance and, in some instances, to individual performance.

•	2008 was a challenging year for the company, with net income and earnings falling short of targeted goals.

•	No annual short-term cash incentive awards were made to those named executive officers who serve on the company’s Corporate Leadership Council.

•	Substantial reductions in total direct compensation for 2008 with respect to our named executive officers, a year when key business objectives were not achieved, demonstrates that our program design is appropriately aligned with and tied to our business results.

•	No increases in base salaries were approved for three of the four members of the company’s Corporate Leadership Council for 2009.

•	Equity-based awards will continue to play an important role in this difficult economic environment because they reward named executive officers for the achievement of long-term business objectives and provide incentives for the creation of shareowner value.

•	An equity award based on total shareowner return was added to the mix of incentive awards granted in 2008, in order to focus executive performance on medium-term financial performance relative to industry peers.

Objectives of PPL’s Executive Compensation Program

PPL’s executive compensation program is designed to recruit, retain and motivate executive leadership and align compensation with the company’s performance. Because executive officer performance has the potential to affect the company’s profitability, the elements of our executive compensation program are intended to further the company’s business objectives by encouraging and retaining leadership excellence and expertise, rewarding our executive officers for sustained financial and operating performance, and aligning executive rewards with value creation for our shareowners over both the short and long term.

A key component of the program is direct compensation — salary and a combination of annual cash and stock-based incentive awards — which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate longer-term contributions to achieving the company’s strategic business objectives. We evaluate the direct compensation program as a whole and seek to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly — salary — with incentive compensation that varies with the performance of the company. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 43, provides the major portion of direct compensation in the form of PPL stock, ensuring that management and shareowner interests are aligned.

Other elements of PPL’s executive compensation program provide: the ability for executives to accumulate capital, predominantly in the form of equity to align executive interests with those of our shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Compensation, Governance and Nominating Committee of the Board of Directors, referred to throughout this section as the Committee, regularly reviews the executive compensation program and each of its components.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable objectives;

•	Achievement of sustained financial results through performance-based restricted stock unit awards;

•	Medium-term financial performance through peer-group relative performance-based performance unit awards; and

•	Stock price growth through awards of stock options.

The direct compensation program includes salary, an annual cash incentive award and stock-based, long-term incentive awards. Stock-based incentive awards are granted in three forms of equity: restricted stock units, performance units and stock options.

In general, we offer a direct compensation program that is intended to be competitive with that of companies of similar size and complexity, which are also the companies with which we compete for talent. The Committee and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are developed by the Committee’s compensation consultant, Towers Perrin, based on companies of similar size in terms of revenue scope both in the energy services industry and general industry companies other than energy services or financial services companies. In developing this competitive data, Towers Perrin uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 800 corporate participants), Energy Services Industry Executive Compensation Database (approximately 100 corporate participants) and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 65 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate revenue scope for the applicable PPL business position. The result of these analyses produces a market reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. General industry data determine the PPL competitive data used for staff positions and for setting incentive levels; energy industry data are used as the PPL competitive data reference point for salaries of business line positions.

PPL competitive data are used as a tool for evaluating salary levels as well as to set target incentive levels. For example, salary amounts are determined based on the PPL competitive data provided by the compensation consultant’s analyses for a particular position and the CEO’s assessment, with input from the COO and CFO as appropriate, and the Committee’s assessment of the individual’s expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business line for which the executive is responsible, are also taken into consideration in determining any adjustment in pay level.

In addition to assessing competitive pay levels, Towers Perrin reports to the Committee regularly, and in particular at each July meeting, on recent and emerging trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of the company. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units and performance units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates our allocation of direct compensation for our executive officers for 2008, which is shown as a percentage of total direct compensation. For example, the salary of the chief executive officer, or CEO, is targeted to represent less than 20% of total direct compensation. Incentive compensation — annual and long-term — are targeted to represent more than 80% of our CEO’s direct pay, with about 60% stock-based and linked to longer-term financial performance.

TABLE 1

Elements of Targeted Compensation as a Percentage of Total Direct Compensation — 2008(1)

	Percentage of Total Direct Compensation
	Chief Executive	Chief Financial	Other Executive
Direct Compensation Element	Officer	Officer	Officers(2) (average)
Salary	18.7%	25.3%	34.0%

Target Annual Cash Incentive Award	20.6%	19.0%	18.3%

Target Long-term Incentive Awards	60.7%	55.7%	47.7%

(1)	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock units, performance units and stock option awards shown in the Summary Compensation Table in this Proxy Statement reflect compensation expense recognized in 2008 for financial reporting purposes rather than fair market values calculated using the number of shares or options actually awarded. See “— Tax and Accounting Considerations — SFAS 123(R)” at the end of this CD&A at page 42 for further details on how equity awards are expensed.

(2)	Includes the positions of Chief Operating Officer; Senior Vice President, General Counsel and Secretary; and four presidents of major business lines.

Base Salary

We set base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established, they are paid regularly and are not contingent on attainment of specific objectives. Salaries are established annually based on individual and, where applicable, business line performance and market comparisons. We adjust executive salaries based on the expertise and experience of each executive, prior year individual performance and performance of the business line for which the executive is responsible. Additionally, the critical need for a particular executive’s skill, overall assessment of an executive’s pay in relation to others within the company and level of pay relative to the PPL competitive data are considered in determining an individual’s base salary.

Generally, we seek to align salaries to the median of the companies in the PPL competitive data. Salaries are considered paid competitively if they are within 15% of the PPL competitive data, or within the PPL competitive range for a particular position. For example, if the median of PPL competitive data for the CEO position is $1,000,000, we consider appropriate market compensation for this position as ranging between $850,000 and $1,150,000, or 15% less than and 15% greater than the market reference point of $1,000,000.

Because target incentive award levels are set as a percentage of base salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the Committee reviews base salary levels for all executive officers, including the named executive officers.

At its meeting on January 24, 2008, the Committee approved base salaries for the named executive officers as follows:

TABLE 2

2008 Salary Adjustments by Position
(effective January 1, 2008 unless otherwise noted)

		PPL Competitive
Name and Position	Prior Salary	Range	2008 Salary	% Change
J. H. Miller
—Chairman, President and Chief Executive Officer	$1,045,000	$914,000-$1,236,000	$1,145,000	9.6%

W. H. Spence
—Executive Vice President and Chief Operating Officer	$600,000	$574,000-$776,000	$660,000	10.0%

P. A. Farr
—Executive Vice President and Chief Financial Officer	$450,000	$442,000-$598,000	$500,000	11.1%

R. J. Grey
—Senior Vice President, General Counsel and Secretary	$405,600	$366,000-$495,000	$425,900	5.0%

P. T. Champagne(1)
—President of PPL Development Company, LLC	$412,000	$306,000-$414,000	$375,000	(9.0%)

(1)	Mr. Champagne’s salary was set at $412,000 in January 2007 and did not change in January 2008. Effective May 19, 2008, Mr. Champagne’s salary was changed as noted.

The Committee increased Mr. Miller’s salary in January 2008 in recognition of his leadership during his first full year as chairman, president and chief executive officer in achieving one of the most successful years in the company’s history. The company achieved record earnings in 2007 and provided a total return to shareowners of about 49 percent, one of the best performances among the Edison Electric Institute utilities. In addition, Mr. Miller provided excellent leadership regarding generation rate cap expiration in Pennsylvania and led the organization in the successful divestiture of the company’s Latin American and telecom assets. Mr. Miller’s initiative regarding a potential third unit at the Susquehanna plant positioned the company to preserve an option to grow its generating assets significantly, while successfully completing the installation of scrubbers at the Montour generating plant. Mr. Miller also continued to develop a very strong management leadership team.

Mr. Spence effectively contributed to the success of the energy marketing and trading operation, the generation operations including significant construction and development efforts, as well as in the company’s energy delivery operations. He also oversaw the successful divestiture of the Latin American and telecom assets. Mr. Spence’s salary is currently at about the mid-point of the PPL competitive market data.

Mr. Farr was promoted to the role of CFO in 2007 and, as a result, his salary was in the lower half of the competitive range. Given Mr. Farr’s effective performance during 2007, Mr. Miller and the Committee decided to provide a significant increase to move his salary closer to the midpoint of the competitive salary range.

The salary increase for Mr. Grey reflects continued effective performance and Mr. Miller’s and the Committee’s interest in recognizing his contribution. Given that Mr. Grey is an effective, experienced executive, the Committee believes that providing salary in the middle of the competitive range to Mr. Grey is appropriate.

Mr. Champagne was the President of PPL Energy Services Group prior to May 2008. Effective on May 19, 2008, Mr. Champagne became the President of PPL Development Company. The scope of the new position was considered less than his prior position, and the PPL competitive data supported a lower salary level and a lower long-term incentive target. The Committee approved a reduction in Mr. Champagne’s salary to reflect the responsibilities of the new position. The Committee also reduced Mr. Champagne’s long-term incentive target from 145% of salary to 130% of salary.

Changes to Base Salary for 2009

At its December 2008 and January 2009 meetings, the Committee conducted a review of its compensation program design in light of the challenges experienced by the company during 2008. Generally, in recognition of current economic conditions and the company’s overall financial performance in 2008, no increases in base salaries were approved for members of the company’s Corporate Leadership Council (Messrs. Miller, Spence, Farr and Grey), except that an adjustment to increase Mr. Farr’s salary in 2009 to an industry-comparable level for his position was approved. This resulted in an increase of Mr. Farr’s salary from $500,000 to $535,000.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business objectives established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100% of the target) to the threshold or minimum payment of 50% of target or to the program maximum of 150% of target established for each position. No payment will be made if the results are below the 50% payment threshold.

The Committee makes annual cash incentive awards to executive officers under the shareowner-approved PPL Corporation Short-Term Incentive Plan, or the Short-Term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business objectives are established by management and approved by the Committee during the first quarter of each calendar year. The Committee establishes target award levels, set as a percentage of salary for each executive, based on a review of the PPL competitive data and an internal comparison of executive positions.

The Committee set the following target award levels for the positions listed for the 2008 annual cash incentive awards under the Short-Term Incentive Plan:

TABLE 3

Annual Cash Incentive Targets by Position for 2008

Targets as %
Position	of Salary
Chief Executive Officer	110%

Executive Vice President and Chief Operating Officer	85%

Executive Vice President and Chief Financial Officer	75%

Senior Vice President, General Counsel and Secretary, and President of PPL EnergyPlus, LLC	65%

Presidents of other principal operating subsidiaries	50%

The basis for the 2008 annual cash incentive awards was adjusted following a comprehensive review of the program at the end of 2007 and the beginning of 2008. The Committee adjusted the program in two ways: (1) to change the objectives to be more focused on quantifiable measures with a greater emphasis for executive officers on corporate earnings per share, or “EPS,” achievement; and (2) to restructure the weighting of the EPS, business line and individual objectives.

As a result of the changes approved for 2008, the number of objectives was greatly reduced for purposes of calculating amounts available to pay annual cash incentive awards with a primary emphasis on EPS achievement. EPS continues to determine the awards for the CEO, COO, CFO and SVP, General Counsel and Secretary. An individual performance factor was introduced for the presidents of the principal operating subsidiaries. Additional discretionary factors will be considered when assessing individual performance and award allocation for presidents of principal operating subsidiaries and other staff.

To implement these changes, the Committee at its January 2008 meeting revised the weighting of goal results in determining 2008 cash incentive awards so that the Corporate Leadership Council officer awards are now based 100% on EPS attainment compared to the previous mix of 60% EPS and 40% business line results. Awards for presidents of principal operating subsidiaries are now weighted 60% EPS, 20% on the results of their business line and 20% based on individual performance. For 2008, the award for the president of PPL Development Company was weighted 80% EPS and 20% on individual performance. In 2007, the awards for presidents were based on 40% EPS and 60% on all business line results, with their particular business line more heavily weighted than other business lines, and no individual performance factor.

The introduction of an individual performance component for determining cash incentive awards allows more discretion for Committee and CEO judgment and provides a means to reward or penalize presidents for safety and environmental performance, corporate initiatives or strategic goal attainment. (Simultaneously with changes to the weighting of goal results for the annual cash incentive program, the Committee made several changes to the long-term incentive program, noted below on page 32, including elimination of a strategic goal-based award. Performance in connection with strategic initiatives can be the basis for all or a portion of the individual component of the annual cash award.)

The corporate financial goal for 2008, which was a fully diluted EPS target described in detail below, represented 100% of the total award for the Corporate Leadership Council members, 60% of the total award for presidents of principal operating subsidiaries and 80% of the total award for the President of PPL Development Company, LLC. Business line operating results comprised 20% of the presidents’ award opportunity, with the exception of the president of PPL Development Company. Various measures make up operational objectives, including business line net income, marketing and trading gross margin, generation availability, operation and maintenance expense and capital expenditure amounts, safety and environmental performance and other measures critical to the success of the business lines, all of which are described in detail below.

The following table summarizes the weightings allocated to financial and operational results, by executive officer position, for determining 2008 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

				PPL		PPL Energy	PPL
	CEO;	PPL	PPL	Electric	PPL	Services	Development
	COO; CFO;	Generation	EnergyPlus	Utilities	Global	Group	Company
Category	SVP(1)	President	President	President	President	President	President
Financial Results	100%	60%	60%	60%	60%	60%	80%

Operational Results

PPL Generation	—	20%	—	—	—	—	—

PPL EnergyPlus	—	—	20%	—	—	—	—

PPL Electric Utilities	—	—	—	20%	—	—	—

PPL Global	—	—	—	—	20%	—	—

PPL Energy Services Group	—	—	—	—	—	20%	—

PPL Development Company	—	—	—	—	—	—	—

Individual performance	—	20%	20%	20%	20%	20%	20%

(1)	Annual cash incentive awards for members of the Corporate Leadership Council are based solely on the corporate financial results or EPS for the year and are not further adjusted for individual performance.

At its January 2009 meeting, the Committee reviewed 2008 performance results to determine whether the named executive officers had met pre-established 2008 performance objectives. Annual cash incentive awards are determined as summarized below by multiplying the financial results and where applicable, operational results and individual performance, by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2008, the end of the performance period.

In determining individual performance for the annual cash incentive awards for the presidents of major business lines, the Committee considers the recommendations of the CEO. In developing his recommendations, the CEO consults with the COO who establishes individual objectives at the beginning of the year and conducts a performance review at the end of the performance year on each executive. The performance review includes an assessment conducted by the COO with input from the Corporate Leadership Council members and the vice president-Human Resources and Services. The assessment contains two dimensions — an assessment of attainment of overall objectives for the year, as well as an assessment of values behaviors and key attributes.

annual
				target award		year-end		cash
results	×	weights	×	%	×	salary	=	incentive
		(Table 4)		(Table 3)		(Table 2)		award

As a result, the Committee approved the following annual cash incentive awards, which are reflected in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.”

TABLE 5

Annual Cash Incentive Awards for 2008 Performance

	Salary Basis for	Total Goal	2008 Annual Cash
Name	Award	Results	Award
J. H. Miller	$1,145,000	0%	$0

W. H. Spence	660,000	0%	0

P. A. Farr	500,000	0%	0

R. J. Grey	425,900	0%	0

P. T. Champagne	375,000	27.4%	51,200

As noted above, the total goal results are based on corporate financial results and in the case of Mr. Champagne, operational results and individual performance. The financial and operational objectives, described in detail below, are based on PPL’s business plan. The financial objectives are set to meet management’s objectives and financial market expectations, and the operational objectives are established to support financial results for both the short and longer term.

Although awards may range from zero to 150% of target, we generally expect awards, in the aggregate, to range from 90% to 110% of target. Awards for the positions of the named executive officers over the last five years have ranged from 0% to 139.6% of target for the corporate executive officers (including the CEO and CFO).

For 2008, no annual cash incentive award was paid to Messrs. Miller, Spence, Farr and Grey because their awards are based 100% on corporate financial results and, as detailed below, results did not exceed the threshold for payment. Mr. Champagne’s award was based on a prorated combination of his service as the President of PPL Energy Services Group through mid-May 2008 and his service as President of PPL Development Company, as well as an assessment of his individual performance. PPL Energy Services Group operational results were achieved at 86.6% of target performance. PPL Development Company results were based solely on corporate EPS results. Mr. Champagne’s individual objectives were fully achieved, resulting in full payment of the individual component of his award. Based on the weightings shown in Table 4 and the pro rata basis for time served with each business line, Mr. Champagne’s award was based on overall 27.4% achievement of target performance.

Financial Results. Target EPS for the annual cash incentive program was $2.43 per share for 2008, with a 150% payout maximum of $2.55 and a 50% payout threshold of $2.19. Results below $2.19 result in a zero payout on this portion of the incentive goal. The target EPS used for goal purposes is corporate ongoing earnings.

The EPS achieved for purposes of the annual cash incentive program for 2008 was $2.02 per share, which is below the payment threshold.

Operational Results. Operating objectives are detailed, quantifiable objectives set specifically for each business line annually. The operational objectives are structured to attain the target EPS for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal relative to the previous year’s target, many of the supporting operational objectives require difficult-to-reach elements in order to produce operating results that render the target EPS. While specific operating objectives applied to most of the business line presidents, none applied to any of the named executive officers during 2008 except for Mr. Champagne. Mr. Champagne had specific operational objectives for the period that he served as President of PPL Energy Services Group, which included a specific net operating profit after taxes objective, an objective to generate a prescribed level of renewable energy credits, a capital expenditure budget objective, and an objective to develop a prescribed level of renewable energy project development.

Changes to the Annual Cash Incentive Program for 2009

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee concluded that the incentive compensation program was operating appropriately. The absence of any annual cash incentive award for the named executive officers who serve on the Corporate Leadership Council and a substantially reduced annual cash incentive award for Mr. Champagne demonstrated that our program design appropriately responds to our business results.

At its March 26, 2009 meeting, in addition to approving the performance goals for 2009, the Committee approved two changes to the annual cash incentive program effective for the 2009 performance period. The Committee (1) extended the performance range of the program to provide for a 200% potential, maximum payout if performance is proportionately higher than the current maximum payout of 150% of the target, and (2) implemented a program cutoff. The change to the payment range aligns the program with competitive practice where the typical payment range is 50% to 200% of the target based. The cutoff will eliminate any annual cash incentive payments for executives and employees if performance on the EPS goal is 20% lower than the target for the 2009 performance period. Previously, even if EPS goal performance did not exceed the threshold, operating unit results may have produced an annual cash incentive award for executives and employees other than the members of the Corporate Leadership Council.

Long-term Incentive Awards (Equity Awards)

We grant long-term incentive awards to align the interests of the executive officers with those of our shareowners. Long-term incentive awards for executive officers are made annually under the shareowner-approved PPL Corporation Incentive Compensation Plan.

At its January 2008 meeting, the Committee modified the long-term incentive program for 2008: (1) to eliminate the strategic goal-based restricted stock unit award included in the program in prior years; (2) to introduce a performance unit award based on relative, total shareowner return; and (3) to rebalance the value of each form of equity award within the total long-term incentive opportunity. The strategic goal-based restricted stock unit award had been a tool to focus on specific goals during the restructuring of the electric industry over the past decade. Although the goal had specific objectives and milestones, the evaluation of the performance was somewhat subjective. The new performance unit goal is a quantifiable goal with results determined by our stock price growth and dividend payments over a three-year period compared to specific industry peers. Within the long-term incentive program, the medium-term focus of the performance unit award balances the internally focused performance measures of the restricted stock unit award and the longer-term, stock price growth focus of the stock option award to provide a balanced focus on shareowner value creation for our executive officers.

Based on the Committee’s assessment of market practice, particularly the prevalence of relative, total shareowner return-based programs in the industry, and the Committee’s view that the balance of three types of equity awards properly focused executives on internal and external performance factors as well as medium-term and longer-term performance, the Committee rebalanced the mix of long-term incentives from the prior 65% restricted stock unit and 35% stock option mix. Under the revised mix, restricted stock units based on sustained financial and operational performance represent 40% of an executive’s total long-term incentive opportunity; the performance unit award represents 20% of the award opportunity; and stock options represent 40% of the award opportunity, as further detailed in Table 6 below.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Performance unit awards for three-year performance relative to our industry peers based on total shareowner return — stock price growth and dividends; and

•	Stock option awards for stock price growth.

General

We grant restricted stock unit awards based on the achievement of targeted business results. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL common stock after a restriction or holding period. These grants are therefore “at risk” because awards may vary from zero to the program maximum of 150% of target. Restricted stock unit awards are also “at risk” compensation because the awards are denominated in shares of PPL stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL’s stock price performance.

Restricted stock unit awards made in 2009, for 2008 performance, have a three-year restriction period, with restrictions scheduled to lapse in 2012. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock, thereby recognizing both current income generation and stock price appreciation in line with PPL shareowners.

Starting in 2008, we also began to grant performance units, a total shareowner return-based performance unit award under which executives receive a target number of performance units at the beginning of the performance period with the actual amount of shares of common stock earned at the end of the performance period dependent on the three-year total shareowner return results of the company compared to the S&P Electric Utilities Index. Total shareowner return reflects the combined impact of changes in stock price plus dividends paid over the performance period. The performance unit awards provide executives the right to receive a number of shares of PPL common stock based on PPL total shareowner return relative to industry peers. Performance units are granted at the beginning of a three-year performance period and are payable in shares of PPL common stock following the performance period. Cash or stock dividend equivalent amounts payable on PPL common shares are converted into additional performance units and are payable in shares of PPL common stock at the end of the performance period based on the determination by the Committee of whether the performance goals have been achieved. These grants are “at risk” because total shares distributed at the end of the performance period, including shares distributed in respect of the performance unit grant itself and all reinvested cash or stock dividend equivalents, may vary from zero to the program maximum of 200% of target and are subject to potential forfeiture. The ultimate value realized by the executives is directly related to PPL’s total shareowner return relative to its industry peers and to PPL’s stock price performance.

We also grant stock options. Stock options are granted at an exercise price equal to the closing price of PPL stock on the grant date and will normally not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL’s stock price.

Stock options granted in 2008 become exercisable over three years — one-third at the end of each anniversary of the grant date — and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the company’s Incentive Compensation Plan, restricted stock units, performance units and unvested stock options are forfeited if the executive voluntarily leaves PPL and generally become vested if the executive retires from the company prior to the scheduled vesting date. However, any stock options granted within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits — Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, we may also grant additional restricted stock under our company’s Incentive Compensation Plan. No such additional awards were made to the named executive officers in 2008. See “Retention Agreements” on page 57 for previous additional restricted stock awards granted to Messrs. Miller, Farr and Champagne.

Structure of Awards

For 2008, the Committee introduced the performance unit component of the long-term incentive program. The Committee also rebalanced the value of the three stock-based components to the following percentages of an executive’s total long-term incentive opportunity: 40% restricted stock units; 20% performance units; and 40% stock options. This decision was based on changes recognized in market practice and on the Committee’s view of the appropriate balance of the three forms of stock-based compensation.

Target award levels for each component of the long-term incentive program seek to balance executive focus on the company’s business objectives, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data. The target award levels for the named executive officers were set as a percentage of salary for 2008 and are provided below:

TABLE 6

Long-term Incentive Award Targets

	(Targets as % of Salary)
	Restricted
	Stock	Performance	Stock
Position	Units	Units	Options	Total
Chief Executive Officer	130%	65%	130%	325%

Chief Operating Officer	100%	50%	100%	250%

Chief Financial Officer	88%	44%	88%	220%

Senior Vice Presidents and President of PPL EnergyPlus, LLC	64%	32%	64%	160%

President of PPL Development Company, LLC	52%	26%	52%	145%

Presidents of other principal operating subsidiaries	58%	29%	58%	145%

Restricted Stock Unit Awards

A restricted stock unit award is made by the Committee after the end of each year, based on the most recent three-year average financial results of the annual cash incentive program. Grants are subject to a three-year restriction period:

target award %	×	salary	×	3-year average EPS results	÷	market price of PPL stock as of award date	=	number of units granted

This award is designed to reward sustained financial performance.

Performance Unit Awards

A grant of performance units is made each year at each executive’s target award level:

Target award %	×	salary	÷	market price of PPL stock as of award date	=	number of units granted

At the end of the performance period, PPL total shareowner return, or TSR, for the three-year period will be compared to the total return of companies in the S&P Electric Utilities Index. The Committee will determine whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the performance units and reinvested dividend equivalents will vest and will be paid based on the following table:

Percentile Rank
(PPL TSR performance, relative to	Payout
companies in Index)	(Expressed as a % of Target Award)

85th Percentile or above	200% (the Maximum Award)

50th Percentile	100% (the Target Award)

40th Percentile	50%

Below 40th Percentile	0%

This award is designed to reward performance relative to our industry peers. Performance units are payable in shares of PPL common stock and the reinvested cash dividend equivalents and any stock dividend equivalents are payable in additional shares of PPL common stock, each after the three-year performance period and after the Committee has determined that the performance goals are satisfied.

Stock Option Awards

A grant of stock options is made each year at each executive’s target award level:

number		target				option value
of options	=	award	×	salary	÷	as of award
granted		%				date

This award is designed to promote stock price growth.

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of total direct compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL’s total shareowner return — stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value decline, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2008

At its January 2008 meeting, the Committee approved performance unit and stock option awards for 2008.

At its meeting in January 2009, the Committee reviewed and certified the performance results for the 2008 cash incentive compensation award. These results impact the following restricted stock unit award made in January 2009 for 2008 performance:

•	Restricted stock unit award for sustained financial results: the 2008 annual cash incentive results for executives were averaged with similar results for 2007 and 2006, which were based solely on EPS achievement and formed the basis for the award made in 2009 for performance over the preceding three years. The average results were 90.3%, which represent the average of 2008-(0%), 2007-(139.63%) and 2006-(131.3%).

The Committee also approved restricted stock unit awards for 2008 performance. These awards are set forth in the table below. The amount recognized as an expense by the company in 2008 for the performance unit and stock option awards granted in 2008 is included in the Summary Compensation Table. However, because the restricted stock unit awards for 2008 performance were not recorded as an expense by the company until after they were granted in January 2009, any amount recorded as an expense for such awards will not be reflected in the Summary Compensation Table until next year, and the grants will not be reflected in the Grants of Plan-Based Awards table until next year. See “— Tax and Accounting Considerations — SFAS 123(R)” at the end of this CD&A at page 42 for further details on how equity awards are expensed.

TABLE 7

Long-Term Incentive Awards for 2008

	(Awards in Dollars)
	Restricted
	Stock	Performance	Stock
Name	Units(1)	Units(2)	Options(2)
J. H. Miller	$1,344,100	$679,250	$1,188,688

W. H. Spence	596,000	300,000	525,001

P. A. Farr	397,300	198,001	346,501

R. J. Grey	246,100	129,792	227,136

P. T. Champagne	0 (3)	119,480	209,090

(1)	Includes restricted stock awards granted in January 2009 for 2008 performance.

(2)	Includes performance units and stock options granted in January 2008.
(3)	Mr. Champagne terminated his employment with the company on January 2, 2009 and was not eligible to receive a restricted stock unit award at the time the Committee granted the awards at its January 2009 meeting because he was not eligible to retire as of his termination date. Only former employees who have met the retirement eligibility requirement at the time of retirement and retired during the performance period or prior to the grant date are eligible to receive an award.

Changes to the Long-term Incentive Program for 2009

At its December 2008 and January 2009 meetings, the Committee conducted a review of the incentive compensation program design in light of the challenges experienced by the company during 2008. The Committee generally concluded that the incentive compensation program was performing appropriately. At its January 2009 meeting, the Committee increased Mr. Miller’s long-term incentive target to 350% of salary from 325% after review of the PPL competitive data.

Perquisites and Other Benefits

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

The value of all perquisites for 2008 is summarized in Note 9 to the Summary Compensation Table.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally; and (2) the Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company.

We have established a retirement income target for the PPL Retirement Plan and SERP for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Executive Compensation Tables — Pension Benefits in 2008.”

The company believes that its SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under the company’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2008, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (our PPL Deferred Savings Plan), and the Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2008, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

Our Officers Deferred Compensation Plan permits participants to defer up to all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables — Nonqualified Deferred Compensation in 2008” table on page 54. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under this plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

The company also has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan, or ESOP, to which the company makes an annual contribution. Historically, the company has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in the company’s common stock. All named executive officers participate in the ESOP, as well as employees of the company’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation under certain specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the end of the year, when awards are made for other executives. One-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hirings, the company may enter into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock on which the restrictions lapse after a period of time that may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends or dividend equivalents. The intention is to retain key executives for the long-term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 57.

Severance. We have not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below on page 55) terminations of employment in connection with a change in control of PPL Corporation.

The company has entered into agreements with certain executives, typically in connection with a mid-career hiring situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 57.

Severance Benefits Paid

Mr. Champagne resigned from the company effective January 2, 2009, as a result of the company’s decision to restructure its business development function. Given the financial environment in which the company expects to be operating during 2009, resources dedicated to development activities were significantly reduced, including staffing levels. Mr. Champagne’s president position was eliminated. It is our practice to pay separation benefits when a position is eliminated. The details of Mr. Champagne’s separation benefits are described under “Termination Benefits — Termination Benefits for Mr. Champagne” on page 60 below.

Change-in-Control Protections. The company believes executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change-in-Control Arrangements” below at page 55) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change-in-control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based award value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity grants awarded as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate — in other words, restrictions on all outstanding restricted stock units lapse, a pro rata portion of performance units become payable and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. The company has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 55.

Rabbi Trust. The company has entered into trust arrangements that currently cover the SERP, the Officers Deferred Compensation Plan, the severance agreements and the DDCP, and provide that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 55 for a description of change-in-control events.

The trusts are currently unfunded but would become funded upon the occurrence of a potential change in control. The trust arrangements provide for immediate funding of benefits upon the occurrence of a potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Timing of Awards

The Committee determines the timing of incentive awards for executive officers.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period for performance-based cash and restricted stock unit awards and early in the year for forward-looking performance unit and stock option awards. It has been the company’s long-time practice to make annual cash incentive awards and stock-based grants at the January Committee meeting, which occurs the day before the January Board of Directors meeting on the fourth Friday of January.

We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

For awards made in 2008, the market price for restricted equity award grants was the closing price of PPL common stock on the date of grant. The exercise prices for stock option awards are determined as the closing price on the day of the grant.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the Committee approves the grant, based on the closing price as of the date of grant.

Restricted stock and stock option grants to eligible employees other than executive officers are made in conjunction with our annual salary review process, which is usually conducted in January and February each year. Employee salary adjustments and annual cash incentive award payments are made in the first paycheck in March. Restricted stock unit grants are made effective March 1. The number of stock units granted to eligible employees is determined as the employee’s target percentage times salary divided by the PPL stock market price determined in the same manner as for executive officer awards. Stock options granted to employees other than executive officers are granted at the same time and same exercise price as for executive officers.

Ownership Guidelines

Meaningful ownership of PPL common stock by executives has always been an important part of the company’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of company Common Stock ranging in value from two times to five times base salary, as follows:

Multiple of
Base
Executive Officer	Salary

Chairman, President and CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of major operating subsidiaries	2x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. If an executive does not attain the guideline level within the applicable period, he/she must not sell any shares and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on restricted stock/units or performance units, in each case net of required tax withholding, in PPL common stock until the guideline level is achieved. In addition, annual cash incentives awarded after that date may be in restricted stock unit grants until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”), which expired in January 2009. Under this program, executives could elect to defer all or a portion of their annual cash incentive award and receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period. Executive officers forfeit the 40% premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines and the Premium Exchange Program encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of December 31, 2008.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables us to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. We have entered into separation agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999, as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must equal or exceed three times the executive’s base amount in order to be considered excess parachute payments, and then the lost deduction and excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of our program and is consistent with our compensation objectives.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on the company’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income, a 20% penalty tax and interest on the recipient employee. The company operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. The Company has amended its executive compensation plans in a manner intended to comply with IRS final regulations.

SFAS 123(R). In December 2004, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and prescribes the accounting for all stock-based awards. PPL adopted SFAS 123(R) effective January 1, 2006. SFAS 123(R) requires the company to recognize compensation cost for stock-based awards over the applicable service period using a fair value method. PPL uses: (1) the market price of its common stock at the date of grant to value its restricted stock and restricted stock unit awards; (2) a Monte Carlo pricing model that considers historic volatility over three years using daily stock price observations for PPL and all companies that are in the S&P Electric Utilities Index to determine the fair value of each of its performance unit awards; and (3) the Black-Scholes stock option pricing model to determine the fair value of its stock option awards. The adoption of SFAS 123(R) did not have a significant impact on the accounting for PPL’s stock-based awards, as PPL began expensing stock options on January 1, 2003 under the fair value method and the expense recognition for restricted stock and restricted stock units was not significantly changed.

For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1 and 12 of the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. As a result, PPL recognizes the expense immediately for employees who are retirement eligible when stock-based awards are granted. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. PPL considers “retirement eligible” as the early retirement age of 55. Because the SEC requires that the value of stock-based awards that are included in the Summary Compensation Table in this Proxy Statement be based on SFAS 123(R) expense recognition, and because of the accelerated vesting that is based on an employee’s age as described above, amounts disclosed in these tables differ from amounts calculated for compensation purposes and described in this CD&A.

In addition, because the restricted stock unit awards granted for 2008 performance were not granted until January 2009, any expense for these awards will be reflected beginning in next year’s, and not this year’s, Summary Compensation Table and next year’s, and not this year’s, Grants of Plan-Based Awards table, and will not tie directly to the values determined by our compensation grant methodology. For example, the restrictions on an annual grant of restricted stock units lapse after three years. The grant date value is determined using the methodology described as of the award date. Under SFAS 123(R), the grant is accounted for as an expense over the period of time the restrictions are in place. Therefore, unless the executive officer is considered retirement eligible, only a portion of the annual grant value is expensed in the grant year. Even though the grant is for 2008 performance, because it was granted in January 2009, no expense related to the awards will appear in the Summary Compensation Table until next year. Also expensed in each grant year is a portion of prior grants on which restrictions have not lapsed. If the executive officer who receives the award is age 55 or older, 100% of the award is expensed in the year of the grant because the officer is eligible for retirement.

Executive Compensation Tables

The following table summarizes all compensation for our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executives, or “named executive officers,” for the last three fiscal years, for service for PPL and its subsidiaries. Mr. Miller also served as a director but received no compensation for board service. Mr. Champagne resigned as president of PPL Development Company, LLC on January 2, 2009.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year(2)	Salary(3)	Bonus(4)	Awards(5)	Awards(6)	Compensation(7)	Earnings(8)	Compensation(9)	Total
James H. Miller	2008	$1,141,106	—	$2,726,510	$1,200,192	0	$1,549,956	$59,109	$6,676,874
Chairman, President and Chief Executive Officer	2007 2006	1,041,154 828,750	— —	1,333,858 1,007,413	1,811,560 966,848	$1,604,700 1,005,000	3,850,553 1,766,248	32,308 12,151	9,674,133 5,586,410

William H. Spence(1)	2008	657,664	—	901,951	430,354	0	382,460	48,279	2,420,708
Executive Vice President and Chief	2007	597,116	—	127,877	246,014	712,000	287,172	39,877	2,010,057
Operating Officer

Paul A. Farr(1)	2008	498,054	—	651,964	345,380	0	79,202	27,015	1,601,615
Executive Vice President and Chief	2007	437,669	—	266,182	289,422	471,200	124,790	16,562	1,605,825
Financial Officer

Robert J. Grey	2008	425,110	—	668,594	229,368	0	342,362	27,776	1,693,210
Senior Vice President, General Counsel and Secretary	2007 2006	405,000 389,231	— —	383,862 351,073	398,746 317,990	368,000 256,000	642,759 335,658	22,875 16,887	2,221,241 1,666,839

Paul T. Champagne(1)	2008	390,655	—	454,144	323,278	51,200	97,276	1,542,622	2,859,175
President — PPL Development Company, LLC	2007 2006	N/A 400,001	N/A $16,000	N/A 332,394	N/A 369,556	N/A 264,800	N/A 130,815	N/A 7,215	N/A 1,520,781

(1)	Mr. Spence did not join the company as Executive Vice President and Chief Operating Officer until June of 2006 and did not become a named executive officer until 2007. Mr. Farr was elected Executive Vice President and Chief Financial Officer on April 1, 2007, when the person previously in that position retired. During 2006 and until May 16, 2008, Mr. Champagne served as President of PPL Energy Services Group, LLC. He was elected President of PPL Development Company on February 27, 2008.

(2)	Mr. Champagne was not a named executive officer during 2007, so no information is included for 2007.

(3)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan. The following executive officers deferred salary in the amounts indicated: Miller ($34,233 in 2008 and $31,235 in 2007); Spence ($19,730 in 2008 and $17,914 in 2007); Farr ($49,805 in 2008 and $43,767 in 2007); Grey ($12,753 in 2008, and $52,000 in each of 2007 and 2006); and Champagne ($126,100 in 2008 and $117,000 in 2006).

(4)	Reflects a one-time cash payment to Mr. Champagne in lieu of a salary increase.

(5)	This column represents the compensation expense recognized for financial statement reporting purposes on all outstanding shares of restricted stock, restricted stock units and performance units in accordance with SFAS 123(R), other than restricted stock unit awards granted in lieu of the annual cash incentive award foregone by the named executive officer. See Note 7 below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of restricted stock or restricted stock units or performance units actually occurred during 2008, 2007 or 2006. Because Messrs. Miller and Grey were eligible for retirement, the grant date fair values of their awards have been fully expensed. This column also includes the value of the premium restricted stock units granted in January for 2008, 2007 and 2006 and associated with the exchanges made by Messrs. Farr, Spence and Grey of their cash incentive compensation awarded in January 2008 for 2007 performance, and in January 2007 for 2006 performance, and for Messrs. Miller and Grey in January 2006 for 2005 performance, respectively, under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A — Ownership Guidelines.” For shares of restricted stock and restricted stock units granted in 2006 and earlier years, grant date fair value is calculated using the average of the high and low sale prices of PPL’s common stock on the date of grant. Beginning in 2007, grant date fair value is calculated using the closing sale price on the date of grant. For additional information on the assumptions made in the valuation, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the “Grants of Plan-Based Awards During 2008” table below for information on awards made in 2008. These amounts reflect the company’s accounting expense for these restricted stock and restricted stock unit awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(6)	This column represents the compensation expense recognized for financial statement reporting purposes for stock options granted to each of the named executive officers in the indicated year as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of any stock options actually occurred during 2008, 2007 or 2006. As Messrs. Miller and Grey were eligible for retirement, the grant date fair values of their stock option awards have been fully expensed. For additional information on the valuation assumptions with respect to the 2008 stock option grants, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to option grants made prior to 2008, refer to the Note entitled “Stock-Based Compensation” in the PPL financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants of Plan-Based Awards During 2008” table for information on options granted in 2008. These amounts reflect the company’s accounting expense for these stock option awards and do not correspond to the actual value that will be recognized by the named executive officers.

(7)	This column represents cash awards made in January 2009, 2008 and 2007 under PPL’s Short-Term Incentive Plan for performance under the company’s annual cash incentive award program in 2008, 2007 and 2006, respectively. The following named executive officers elected to exchange a portion of their cash awarded in January 2008, for 2007 performance, for restricted stock units under the Premium Exchange Program: Spence ($712,000); Farr ($424,080); and Grey ($368,000). Mr. Grey elected to exchange $100,000 of his cash awarded in January 2007, for 2006 performance, for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A — Ownership Guidelines.” The value of these awards is included in this column and not in the “Stock Awards” column. The grants of restricted stock units under the Premium Exchange Program for the cash awards foregone by these executive officers in January 2009 for 2008 performance will be reflected in next year’s “Grants of Plan-Based Awards” table.

(8)	This column represents the sum of the changes in the present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2008, 2007 and 2006 for each of the named executive officers, as well as the Subsidiary Retirement Plan for Mr. Farr. Mr. Farr’s Subsidiary Retirement Plan values decreased by $1,567 in 2007. See the “Pension Benefits in 2008” table on page 50 for additional information. No above-market earnings under the Officers Deferred Compensation Plan are reportable for 2008, 2007 or 2006. See the “Nonqualified Deferred Compensation in 2008” table for additional information.

(9)	The table below reflects the components of this column for 2008, which include the company’s matching contribution for each individual’s 401(k) plan contributions under the PPL Deferred Savings Plan, annual allocations under the PPL Employee Stock Ownership Plan, and the perquisites of financial planning and tax preparation services.

		ODCP Employer	ESOP	Financial	Benefits
Name	401(k) Match	Contributions	Allocation	Planning	Paid		Board Fees	Total
J. H. Miller	$6,900	$27,386	$403	$11,420	—		$13,000(c)	$59,109
W. H. Spence	6,900	12,830	356	15,500	$12,692	(a)		48,279
P. A. Farr	6,900	10,123	377	—	9,615	(a)		27,015
R. J. Grey	6,900	10,136	539	10,200	—			27,776
P. T. Champagne	6,900	4,820	414	—	1,530,489	(b)		1,542,622

(a)	Payment to Messrs. Spence and Farr for vacation earned but not taken.

(b)	Includes a $7,212 payment to Mr. Champagne for vacation earned but not taken. Also includes $187,500 for a severance payment equal to six months of salary. The remaining $1,335,777 was not paid to Mr. Champagne but is equal to the expense accrued by the company in 2008 for the acceleration of the date the restrictions were to lapse on Mr. Champagne’s 60,000 retention shares and other equity awards as a result of his termination of employment on January 2, 2009.

(c)	Fees earned by Mr. Miller for serving as a director of Nuclear Electric Insurance Limited, of which an affiliate of PPL is a member.

GRANTS OF PLAN-BASED AWARDS DURING 2008

The following table provides information about equity and non-equity awards granted to the named executive officers in 2008, specifically: (1) the grant date; (2) estimated possible payouts under the 2008 annual cash incentive award program; (3) estimated future payouts for performance units awarded to the named executive officers in 2008; (4) the number of shares underlying all other stock awards, which consist of restricted stock units awarded to the named executive officers in 2008 for 2007 performance under PPL’s Incentive Compensation Plan, as well as the full number of restricted stock units granted pursuant to the Premium Exchange Program described in the “CD&A — Ownership Guidelines”; (5) all option awards, which consist of the number of shares underlying stock options awarded to the named executive officers; (6) the exercise price of the stock option awards, which was calculated using the closing sale price of PPL stock on the date of grant; and (7) the grant date fair value of each equity award computed under SFAS 123(R).

											Grant
								All Other	All Other		Date
								Stock	Option	Exercise	Fair
		Estimated Possible Payouts						Awards:	Awards:	or Base	Value of
		Under Non-Equity Incentive			Estimated Future Payouts Under			Number of	Number of	Price of	Stock
		Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Option	And
	Grant							Stock or	Underlying	Awards(5)	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	($/Sh)	Awards(6)
J. H. Miller	3/28/2008	$572,500	$1,259,500	$1,717,500
	1/24/2008							52,680			$2,504,934
	1/24/2008								157,920	47.55	1,200,192
	1/24/2008				7,140	14,280	28,560				709,430

W. H. Spence	3/28/2008	330,000	561,000	990,000
	1/24/2008							44,220			2,102,661
	1/24/2008								69,750	47.55	530,100
	1/24/2008				3,155	6,310	12,620				313,481

P. A. Farr	3/28/2008	250,000	375,000	750,000
	1/24/2008							27,850			1,324,268
	1/24/2008								46,030	47.55	349,828
	1/24/2008				2,080	4,160	8,320				206,669

R. J. Grey	3/28/2008	212,950	276,835	638,850
	1/24/2008							20,910			994,271
	1/24/2008								30,180	47.55	229,368
	1/24/2008				1,365	2,730	5,460				135,626

P. T. Champagne	3/28/2008	187,500	187,500	562,500
	1/24/2008							9,260			440,313
	1/24/2008								27,780	47.55	211,128
	1/24/2008				1,255	2,510	5,020				124,697

(1)	This column shows the potential payout range under the 2008 annual cash incentive award program. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Annual Cash Incentive Awards” at page 28. The cash incentive payout range is from 50% to 150% of target; however, if the actual performance falls below the 50% level, the payout would be zero. The actual 2008 payout is found in the Summary Compensation Table on page 43 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	This column shows the potential payout range for the performance units granted in 2008. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 32. The payout range for performance unit awards is from 50% to 200% of target; however, if the actual performance falls below the 50% level, the payout would be zero. The performance period is three years. At the end of the performance period, PPL total shareowner return for the three-year period is compared to the total return of the S&P Electric Utilities Index. The Compensation, Governance and Nominating Committee will determine at the end of the performance period whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the applicable number of performance units, as well as stock or reinvested cash dividend equivalents, will vest and will be paid according to the performance goals. As a result of Mr. Champagne’s termination, he forfeited all of his performance units.

(3)	This column shows the number of restricted stock units granted in 2008 to the named executive officers. In general, restrictions will lapse on January 24, 2011, three years from the date of grant. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock. As a result of Mr. Champagne’s termination and under the terms of PPL’s Incentive Compensation Plan, the restrictions on 3,060 of these restricted stock units lapse on July 1, 2009, and he forfeited 6,200 of these restricted stock units on January 2, 2009.

This column also shows the number of restricted stock units granted to the following named executive officers who exchanged a portion of their cash incentive compensation awarded in January 2008 for 2007 performance under the Premium Exchange Program (called Exchanged Units) and the number of premium restricted stock units granted in January 2008 as result of the Exchanges made (called Premium Units): Spence (14,970 Exchanged Units and 5,990 Premium Units); Farr (8,920 Exchanged Units and 3,570 Premium Units); and Grey (7,740 Exchanged Units and 3,100 Premium Units). The Exchanged Units are not reflected in the “Stock Awards” column of the Summary Compensation Table because the cash incentive award is reflected in full in the Summary Compensation Table for 2007. The Premium Units are included in the Summary Compensation Table for 2008 to the extent they were expensed during 2008.

(4)	This column shows the number of stock options granted in 2008 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 24, 2009, which is one year after the grant date. As a result of Mr. Champagne’s termination, he forfeited all of his 2008 stock option awards.

(5)	This column shows the exercise price for the stock options granted in 2008, which was the closing sale price of PPL common stock on the date the Compensation, Governance and Nominating Committee granted the options.

(6)	This column shows the full grant date fair value of performance units, restricted stock units, and stock options granted to the named executive officers under SFAS 123(R). Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. Because Messrs. Miller and Grey were eligible for retirement, the full grant date fair value of their stock awards was expensed in 2008. For restricted stock units, grant date fair value is calculated using the closing sale price of PPL stock on the grant date of $47.55. For performance units, grant date fair value is calculated using a Monte Carlo pricing model value on the grant date of $49.68. For stock options, grant date fair value is calculated using the Black-Scholes value on the grant date of $7.60. For additional information on the valuation assumptions for stock options, see Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers when restrictions lapse on the restricted stock units, when the performance period is certified for the performance units or when the options are exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2008

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and unearned and unvested performance units for each named executive officer. Each stock option grant is shown separately for each named executive officer, and the restricted stock or restricted stock units that have not vested, as well as the unearned performance units that have not vested, are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option, stock award or performance unit award grant date. The market value of the stock awards is based on the closing market price of PPL stock as of December 31, 2008, which was $30.69. For additional information about the stock option and stock awards, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 32.

							Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
	Option Awards								Awards:	Market or
									Number of	Payout
				Equity					Unearned	Value of
				Incentive					Shares,	Unearned
				Plan					Units or	Shares,
		Number of	Number of	Awards:				Market	Other	Units or
		Securities	Securities	Number of			Number of	Value of	Rights	Other
		Underlying	Underlying	Securities			Shares or	Shares or	That	Rights
		Unexercised	Unexercised	Underlying			Units of	Units of	Have	That
		Options	Options	Unexercised	Option	Option	Stock That	Stock That	Not	Have Not
	Grant	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Vested(4)	Vested
Name	Date(1)	Exercisable(2)	Unexercisable(2)	Options	Price	Date	Vested(3)	Vested	(#)	($)
J. H. Miller	1/22/04	70,940			$22.59	1/21/2014
	1/27/05	155,800			26.66	1/26/2015
	1/26/06	132,627	66,313		30.14	1/25/2016
	1/25/07	85,290	170,580		35.12	1/24/2017
	1/24/08		157,920		47.55	1/23/2018
							129,220	$3,965,762
	1/24/08								7,140	$219,127

W. H. Spence	1/25/07	37,907	75,813		35.12	1/24/2017
	1/24/08		69,750		47.55	1/23/2018
							94,140	2,889,157
	1/24/08								3,155	96,827

P. A. Farr	1/27/05	33,980			26.66	1/26/2015
	1/26/06	41,260	20,630		30.14	1/25/2016
	1/25/07	18,774	37,546		35.12	1/24/2017
	1/24/08		46,030		47.55	1/23/2018
							98,510	3,023,272
	1/24/08								2,080	63,835

R. J. Grey	1/22/04	63,760			22.59	1/21/2014
	1/27/05	66,100			26.66	1/26/2015
	1/26/06	43,620	21,810		30.14	1/25/2016
	1/25/07	18,774	37,546		35.12	1/24/2017
	1/24/08		30,180		47.55	1/23/2018
							49,660	1,524,065
	1/24/08								1,365	41,892

P. T. Champagne	1/27/05	25,180			26.66	1/26/2015
	1/26/06	47,153	23,577		30.14	1/25/2016
	1/25/07	19,253	38,506		35.12	1/24/2017
	1/24/08		27,780		47.55	1/23/2018
							90,470	2,776,524
	1/24/08								1,255	38,516

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the outstanding equity awards.

(2)	Under the terms of PPL’s Incentive Compensation Plan, all stock options for the named executive officers vest, or become exercisable, in three equal annual installments over a three-year period from the grant date. As of December 31, 2008, the vesting dates of unvested stock option awards for the named executive officers are as follows:

		Vesting Dates
		2009			2010
	Grant
Name	Date	1/24	1/25	1/26	1/24	1/25	1/24/11
J. H. Miller	1/26/06			66,313
	1/25/07		85,290			85,290
	1/24/08	52,640			52,640		52,640

W. H. Spence	1/25/07		37,906			37,907
	1/24/08	23,250			23,250		23,250

P. A. Farr	1/26/06			20,630
	1/25/07		18,773			18,773
	1/24/08	15,344			15,343		15,343

R. J. Grey	1/26/06			21,810
	1/25/07		18,773			18,773
	1/24/08	10,060			10,060		10,060

P. T. Champagne	1/26/06			23,577
	1/25/07		19,253			19,253
	1/24/08	9,260			9,260		9,260

(3)	The dates that restrictions lapse for each restricted stock or restricted stock unit award granted to the named executive officers are as follows:

		Dates Restrictions Lapse
		2009
	Grant
Name	Date	1/26	6/26	1/25/10	1/24/11	5/23/18	4/27/27
J. H. Miller	1/26/06	38,560
	1/25/07			37,980
	1/24/08				52,680

W. H. Spence	6/26/06		9,530
	1/25/07			40,390
	1/24/08				44,220

P. A. Farr	4/22/02						24,600
	1/26/06	14,230
	1/27/06						15,400
	1/25/07			16,430
	1/24/08				27,850

R. J. Grey	1/26/06	14,970
	1/25/07			13,780
	1/24/08				20,910

P. T. Champagne	3/27/00					60,000
	1/26/06	11,160
	1/25/07			10,050
	1/24/08				9,260

(4)	The number of performance units disclosed for each officer represents the threshold amounts as disclosed in the “Grants of Plan-Based Awards During 2008” table, rather than the target amounts, because PPL’s total relative shareowner return was below the 40th percentile as compared to its industry peers during 2008, the first year of the three-year performance period. These performance units are payable in shares of PPL common stock following the performance period. While the performance period ends on December 31, 2010, the performance units do not vest until the CGNC certifies that the performance goals have been achieved. The number of performance units that vest at the time of certification may be more or less than the number of threshold awards reflected in this table, depending on whether or not the performance goals have been achieved.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
J. H. Miller	144,720	$3,927,908	85,720	$3,468,695

W. H. Spence	—	—	—	—

P. A. Farr	—	—	12,700	586,514

R. J. Grey	—	—	16,460	766,871

P. T. Champagne	—	—	12,460	580,511

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the shares of common stock underlying the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2008

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,866 active employees as of December 31, 2008. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($53,952 for 2008)

plus

1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by

the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2008, $53,952. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($230,000 for 2008).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service, and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2008 is $185,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. The company offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 25 active officers as of December 31, 2008, including the named executive officers, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Earnings” include base salary and annual cash incentive awards. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the Compensation, Governance and Nominating Committee, or the CGNC. Mr. Miller has been credited with five years additional service under the SERP, and pursuant to the terms of a retention agreement, the CGNC also granted Mr. Miller additional service up to a maximum of 30 years if he remained employed by the company until he is 60 years old, which occurred on October 1, 2008 The CGNC also granted Mr. Spence an additional year of service for each year of employment under the

SERP as a retention mechanism. The total SERP benefit cannot increase beyond 30 years of service for any participant. The following table reflects a pro rata portion of the additional service amounts based on service as of December 31, 2008.

Mr. Grey is credited with service under the SERP commencing as of age 30, based on plan provisions in effect prior to January 1, 1998.

•	PPL Subsidiary Retirement Plan. The PPL Subsidiary Retirement Plan, in which Mr. Farr became a participant before he became an officer of the company, is a defined benefit plan that utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.

The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age, plus years of service, is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base (defined above under “PPL Retirement Plan”). “Compensation” generally means base pay. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base.

A participant has a vested right to a benefit under this plan after five years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives. The amount payable is actuarially reduced if the participant elects to commence payment at an age younger than 65.

				Present Value of
		Number of Years		Accumulated	Payments During
Name	Plan Name	Credited Service(1)		Benefit(2)(3)	Last Fiscal Year
J. H. Miller	PPL Retirement Plan	7.8		$283,962	—
	SERP	30	(4)	10,092,442	—

W. H. Spence	PPL Retirement Plan	2.5		56,404	—
	SERP	5	(5)	745,923	—

P. A. Farr	PPL Retirement Plan	4.3		76,875	—
	PPL Subsidiary Retirement	4.8		19,542	—
	Plan SERP	10.6		356,210	—

R. J. Grey	PPL Retirement Plan	13.8		400,673	—
	SERP	28.3	(6)	3,077,363	—

P. T. Champagne	PPL Retirement Plan	13.9		220,502	—
	SERP	20.6(7)		1,540,518	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the SERP.

(2)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2008. The present value has been calculated assuming that the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits: provided, for the PPL Retirement Plan, the employee has at least 20 years of service, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 13 to the financial statements in PPL Corporation’s Annual Report on Form 10-K for the year ended

December 31, 2008. As described in such Note, the interest assumption is 6.5%. The post-retirement mortality assumption is based on the most recently available retirement plan table published by the Society of Actuaries, known as RP 2000, which is a widely used table for determining accounting obligations of pension plans. Only Messrs. Miller and Grey are vested in the SERP as of December 31, 2008.

(3)	The present values in the table above are theoretical figures prescribed by the SEC for disclosure and comparison. The table below illustrates the actual benefits payable under the listed events assuming termination of employment occurred as of December 31, 2008.

SERP Payments upon Termination
as of December 31, 2008(a)
Named
Executive Officer	Retirement	Death	Disability
J. H. Miller	$11,310,526	$4,743,211	$11,310,526

W. H. Spence(b)	—	—	—

P. A. Farr(b)	—	—	—

R. J. Grey	3,658,260	1,475,317	3,658,260

P. T. Champagne(b)	1,394,443	866,334	1,394,443

(a)	Each named executive officer has elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2008 termination of employment. Mr. Champagne is not eligible to retire but he is eligible for a deferred, vested benefit. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Messrs. Spence, Farr and Champagne are not eligible to retire, and Messrs. Spence and Farr are not vested under the SERP. Mr. Spence is also not vested in the PPL Retirement Plan, meaning that if he had left the company on December 31, 2008, under any circumstance, he would not be eligible for any benefit. If Mr. Farr had left the company on December 31, 2008, voluntarily or as a result of a disability or death, he, or his spouse, would have been vested in a deferred benefit under the PPL Retirement Plan and PPL Subsidiary Retirement Plan. The PPL Retirement Plan benefit is first payable at age 55 on a reduced basis. The PPL Subsidiary Retirement Plan is first payable at age 50 on a reduced basis, but the death benefit is payable at the surviving spouse’s chosen date of commencement.

(4)	Includes 22.2 additional years of service provided to Mr. Miller. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Miller as of December 31, 2008 under the SERP of $7,468,407.

(5)	Includes 2.5 additional years of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Spence as of December 31, 2008 under the SERP of $372,962.

(6)	Includes 15.5 years of service provided to Mr. Grey. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Grey as of December 31, 2008 under the SERP of $1,576,740.

(7)	Includes 6.7 years of service provided to Mr. Champagne. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Champagne as of December 31, 2008 under the SERP of $501,042.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

Our Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. In addition, the company made matching contributions to this plan during 2008 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified deferred savings plan, which is a 401(k) plan, also known as the Deferred Savings Plan, except for certain Internal Revenue Service-imposed limitations on those contributions. This plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry. During 2008, the named executive officers notionally invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Fidelity Freedom 2015 (-27.15%); Fidelity Freedom 2020 (-32.12%); Fidelity Freedom 2025 (-33.66%); Fidelity Freedom 2040 (-38.80%); Fidelity Overseas (-47.32%); Fidelity Growth Company Fund (-40.90%); MSIFT Value Adviser Fund (-36.59%); Spartan International Index Fund (-41.43%); Spartan Total Market Index (-37.18%); Spartan US Equity Index Fund (-37.03%) and a stable value fund managed by Fidelity (4.57%).

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from the company. The company’s Corporate Leadership Council, which consists of the chief executive officer, chief financial officer, chief operating officer, and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2008.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Last FY(3)	Distributions	at Last FYE(4)
J. H. Miller	$34,233	$27,386	$(59,979)	—	$143,104

W. H. Spence	19,730	12,830	(19,425)	—	42,996

P. A. Farr	49,805	10,123	(74,748)	—	245,192

R. J. Grey	12,753	10,136	(175,107)	—	287,157

P. T. Champagne	377,650	4,820	146,016	—	3,436,534

(1)	All amounts deferred by Messrs. Miller, Spence, Farr and Grey during 2008 are included in the “Salary” column of the Summary Compensation Table. Mr. Champagne deferred $126,100 of his base salary during 2008, which is included in the “Salary” column of the Summary Compensation Table. Mr. Champagne also deferred $251,550 of his annual cash award that was paid in January 2008 for 2007 performance. Because Mr. Champagne was not a named executive officer during 2007, the year in which this deferred annual cash award was earned, this amount was not previously reported in a Summary Compensation Table.

(2)	Amounts in this column are company matching contributions and are included in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Any aggregate earnings for 2008 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2008. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for previous years.

	Executive	Registrant
Name	Contributions	Contributions	Total
J. H. Miller	$31,235	$24,021	$55,256

W. H. Spence	17,914	10,697	28,611

P. A. Farr	43,767	6,403	50,170

R. J. Grey	104,000	5,478	109,478

P. T. Champagne	355,320	—	355,320

Change-in-Control Arrangements

The company has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the company. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan, or welfare plan, would be “good reason.” The benefits provided under these agreements replace any other severance benefits that the company or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Each of the severance agreements continues in effect until December 31, 2010, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs during the agreements’ respective terms, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 61 for the estimated value of benefits to be paid if a named executive officer was terminated on December 31, 2008 after a change in control of PPL for qualifying reasons.

In addition to the benefits that the severance agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of the company’s compensation program (excluding restricted stock granted under our retention agreements);

•	the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award;

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The value of the SERP enhancements is included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 61.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the Officers Deferred Compensation Plan, severance agreements and the Directors Deferred Compensation Plan if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Retention Agreements

PPL has entered into retention agreements with Messrs. Miller, Farr and Champagne that grant 60,000 shares of restricted PPL common stock to Messrs. Miller and Champagne, and 40,000 shares to Mr. Farr. The restriction period lapsed on October 1, 2008 for Mr. Miller. The restriction period will lapse on April 27, 2027 for Mr. Farr. The restriction period would have lapsed for Mr. Champagne on May 23, 2018, but due to his termination on January 2, 2009, the restrictions on his shares lapsed as of January 2, 2009. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of his restricted stock will be forfeited. Mr. Miller’s agreement also included a grant of additional years of services under the SERP, as described above in “— Pension Benefits in 2008 — PPL Supplemental Executive Retirement Plan.”

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components varies depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2008, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amount provided to a named executive officer that is generally available to all salaried employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2008” table, the “Nonqualified Deferred Compensation in 2008” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal-Year End 2008” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A — Compensation Elements — Special Compensation — Severance” for a discussion of the company’s practice on severance benefits. PPL has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, the company agreed at the time of hiring Mr. Miller to provide up to 52 weeks of salary should he be terminated after one year of employment. Payment during the 52-week timeframe would stop if Mr. Miller became re-employed during the 52-week period. The company also agreed at the time of hiring Mr. Spence to provide up to 24 months of salary should he be terminated after one year of employment. Payment during the 24-month timeframe would stop if Mr. Spence became re-employed during the 24-month period.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and ODCP. See “Pension Benefits in 2008” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2008” table available as a result of the circumstances of termination of employment.

Account balances under the Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2008” table on page 54 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Only Messrs. Miller and Grey are eligible to retire. In the event Messrs. Spence and Farr were to die or terminate employment due to a disability, the CGNC has the power to consider an award. If Messrs. Spence and Farr were to leave voluntarily, they would not be entitled to an annual cash incentive award. As described below in “Termination Benefits for Mr. Champagne,” the CGNC authorized an annual cash incentive award for Mr. Champagne for 2008.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Except as noted above for Messrs. Spence, Farr and Champagne, the annual cash incentive awards discussed in the CD&A and detailed for the 2008 year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Messrs. Miller and Grey, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For those executives who have retention agreements, the restrictions on the retention shares lapse if the executive’s employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these units is included in the appropriate column.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value, as of December 31, 2008 (based on a PPL stock price of $30.69), of accelerated restricted stock units under each termination event.

Performance units that have not yet vested as a result of the completion of the performance period remain outstanding and eligible for pro rata vesting through the conclusion of the performance period upon retirement, disability or death. Upon completion of the performance period, a pro rata portion of the total of the performance units, reinvested cash dividend equivalent amounts and any dividends on shares of common stock in the form of stock become payable. Otherwise, performance units are generally forfeited in the event of voluntary termination. In the table below for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” performance units for executives eligible to retire remain outstanding subject to future pro rata vesting. For all executives we have assumed disability or death as of December 31, 2008. In all events, we have illustrated the future, pro rata value, based on performance achievement at target.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a maximum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Stock options granted within 12 months prior to termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the preceding 12 months, become exercisable upon the closing of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2008 and after, the exercise periods in the event of a change in control were extended to the full term.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value (based on a PPL stock price of $30.69) of options that are not yet exercisable, assuming the options were exercised as of December 31, 2008 under each termination event. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above.

Termination Benefits for Mr. Champagne.  Mr. Champagne resigned effective January 2, 2009, in conjunction with management’s decision to reorganize its approach to business development. The following summarizes the benefits for which he became eligible as of his termination of employment.

As authorized by the CGNC, separation benefits were paid to Mr. Champagne including a payment equal to six months of salary as of January 2, 2009; continued group benefits coverage for six months following termination of employment; outplacement assistance; payment of any unused vacation; an annual cash incentive award under the terms of that program when such awards are normally awarded at the end of January 2009; and the lapse of restrictions as of July 2, 2009 on a pro rata portion of the restricted stock units granted in years 2006, 2007 and 2008 and the lapse of restrictions on Mr. Champagne’s 60,000 retention shares as of January 2, 2009. Mr. Champagne is also eligible for benefits under the company’s all-employee pension and group benefits programs under the terms of those programs. In exchange for these separation benefits, Mr. Champagne executed an agreement to release the company from any liability arising from termination of his employment.

As detailed on page 31 in the CD&A, in January 2009 the CGNC awarded Mr. Champagne an annual cash incentive award for 2008 performance in the amount of $51,200.

Restrictions lapsed on Mr. Champagne’s 60,000 retention shares on January 2, 2009, at which time the value was determined to be $1,878,000 based on the closing price for PPL shares of common stock as of that date of $31.30 per share. Restrictions will lapse on 20,950 restricted stock units on July 2, 2009, at which time the value will be determined based on the closing price for PPL shares of common stock on that date.

Mr. Champagne forfeited the performance units granted to him in 2008 and forfeited all unexercisable stock options and all exercisable stock options that remained unexercised after April 5, 2009. As of his termination of employment, Mr. Champagne had 91,586 exercisable options.

The Committee granted Mr. Champagne a 2008 annual cash incentive award as described in the CD&A and which is included in the Summary Compensation Table.

As of his termination of employment, Mr. Champagne was eligible for a vested SERP benefit. A lump sum payment of $1,394,488 to settle the obligation will be made in July 2009. Mr. Champagne’s Officers Deferred Compensation Plan account amount of $3,424,996 as of the end of December 2008 will be payable during 2009 in two payments under the terms of the plan and consistent with Mr. Champagne’s election. The first payment was made 30 days after his termination date, and the second will be paid six months after his termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Termination

J. H. Miller
Severance payable in cash(1)	$0	$0	$0	$1,145,000		$8,249,100
Other separation benefits(2)	0	0	0	(8)		167,402
Tax gross-up amount payable(3)	0	0	0	0		5,724,519
SERP(4)	0	0	0	0		0
Restricted stock/units(5)	3,963,920	3,965,762	3,965,762	3,963,920		3,965,762
Performance units(6)	149,460	149,460	149,460	149,460		149,460
Stock options(7)	1,311,905			1,311,905		1,311,905

W. H. Spence
Severance payable in cash(1)	0	0	0	$1,320,000		4,116,000
Other separation benefits(2)	0	0	0	(8)		145,718
Tax gross-up amount payable(3)	0	0	0	0		4,289,913
SERP(4)	0	0	0	0		1,382,826
Restricted stock/units(5)	0	2,889,157	2,889,157	292,476	(10)	2,889,157
Performance units(6)	0	65,984	65,984	(9)		65,984
Stock options(7)	0			(9)		0

P. A. Farr
Severance payable in cash(1)	0	0	0	(8)		1,686,000
Other separation benefits(2)	0	0	0	(8)		138,629
Tax gross-up amount payable(3)	0	0	0	0		2,703,302
SERP(4)	0	0	0	0		891,030
Restricted stock/units(5)	0	3,993,076	3,993,076	$1,227,600	(9)	3,993,076
Performance units(6)	0	43,580	43,580	(9)		43,580
Stock options(7)	0			(9)		170,979

R. J. Grey
Severance payable in cash(1)	0	0	0	(8)		2,381,700
Other separation benefits(2)	0	0	0	(8)		131,753
Tax gross-up amount payable(3)	0	0	0	0		0
SERP(4)	0	0	0	0		0
Restricted stock/units(5)	1,353,122	1,524,065	1,524,065	1,353,122		1,524,065
Performance units(6)	28,542	28,542	28,542	28,542		28,542
Stock options(7)	818,826			818,826		818,826

P. T. Champagne
Severance payable in cash(1)	0	0	0	(8)		1,963,500
Other separation benefits(2)	0	0	0	(8)		140,798
Tax gross-up amount payable(3)	0	0	0	0		0
SERP(4)	0	0	0	0		251,151
Restricted stock/units(5)	0	2,776,524	2,776,524	1,841,400	(9)	2,776,524
Performance units(6)	0	26,393	26,393	(9)		26,393
Stock options(7)	0			(9)		140,377

(1)	Mr. Miller has an agreement with us under which he is entitled to receive up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column. Mr. Spence also has an agreement with us under which he is entitled to receive up to 24 months of pay following involuntary termination for reasons other than cause. The full 24 months are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

In the event of termination of employment in connection with a change in control, the named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times the executive’s annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under the agreements.

(2)	Under the terms of each named executive officer’s severance agreement, the executive is eligible for three years of continued medical and dental benefits, life insurance and disability protection, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up do not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include the company’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2008, under the terms of the severance agreement.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements — each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service.

(5)	Total outstanding restricted stock and restricted stock unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above at page 48. The table above illustrates the value of the restricted stock and stock units as of December 31, 2008 that would become immediately vested as a result of each event as of December 31, 2008. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2008, would be distributed based on a PPL stock price of $30.69. For purposes of the table below, the total number of shares is illustrated without regard for the tax impact.

For Messrs. Farr and Champagne, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Termination

J. H. Miller
Accelerated	129,160	129,220	129,220	129,160		129,220
Forfeited	60	0	0	60		0
W. H. Spence
Accelerated	0	94,140	94,140	9,530	(10)	94,140
Forfeited	94,140	0	0	84,610	(9)	0
P. A. Farr
Accelerated	0	130,110	130,110	40,000	(9)	130,110
Forfeited	130,110	0	0	90,110	(9)	0
R. J. Grey
Accelerated	44,090	49,660	49,660	44,090		49,660
Forfeited	5,570	0	0	5,570		0
P. T. Champagne
Accelerated	0	90,470	90,470	60,000	(9)	90,470
Forfeited	90,470	0	0	30,470	(9)	0

(6)	Total outstanding performance unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table above at page 48. The table above illustrates the value of the performance units as of December 31, 2008 that would become payable as a result of each event as of December 31, 2008 assuming target performance was achieved. In the table below, the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2008, would be distributed based on a PPL stock price of $30.69. For purposes of the table below, the total number of shares is illustrated without regard to the tax impact.

Performance Units
(#)

	Retirement or			Involuntary	Change in
Named Executive	Voluntary			Termination	Control
Officer	Termination	Death	Disability	Not for Cause	Termination

J. H. Miller
Accelerated	4,870	4,870	4,870	4,870	4,870
Forfeited		9,730	9,730	9,730	9,730
Available after performance period completed	9,730	0	0	0	0
W. H. Spence
Accelerated	0	2,150	2,150	0	2,150
Forfeited	6,452	4,302	4,302	6,452	4,302
Available after performance period completed		0	0	0	0
P. A. Farr
Accelerated	0	1,420	1,420	0	1,420
Forfeited	4,253	2,833	2,833	4,253	2,833
Available after performance period completed		0	0	0	0
R. J. Grey
Accelerated	930	930	930	930	930
Forfeited		1,861	1,861	1,861	1,861
Available after performance period completed	1,861	0	0	0	0
P. T. Champagne
Accelerated	0	860	860	0	860
Forfeited	2,566	1,706	1,706	2,566	1,706
Available after performance period completed		0	0	0	0

(7)	Total outstanding stock options are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2008” table. The table above illustrates the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2008. Exercisable options as of December 31, 2008 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the event of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2008, based on a PPL stock price of $30.69. In the event of death or disability, unexercisable options become exercisable in the future and no value is anticipated for these options.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Termination

J. H. Miller
Accelerated	236,894	0	0	236,994		394,814
Forfeited	157,920	0	0	157,920		0
Become exercisable over next 36 months	0	394,814	394,814	0		0
W. H. Spence
Accelerated	0	0	0		(8)	145,720
Forfeited	145,564	0	0		(8)	0
Become exercisable over next 36 months	0	145,564	145,564	0		0
P. A. Farr
Accelerated	0	0	0		(8)	104,207
Forfeited	104,207	0	0		(8)	0
Become exercisable over next 36 months	0	104,207	104,207	0		0
R. J. Grey
Accelerated	59,357	0	0	59,357		89,537
Forfeited	30,180	0	0	30,180		0
Become exercisable over next 36 months	0	89,537	89,537	0		0
P. T. Champagne
Accelerated	0	0	0		(8)	89,864
Forfeited	89,864	0	0		(8)	0
Become exercisable over next 36 months	0	89,864	89,864	0		0

(8)	In the event of involuntary termination for reasons other than for cause, any severance payable in cash (except for Messrs. Miller and Spence) and/or other separation benefits, if any, would be determined as of the date of termination and would require the approval of the Committee.

(9)	In the event of involuntary termination for reasons other than for cause, Messrs. Spence, Farr and Champagne would forfeit all outstanding restricted stock units, performance units and stock options because they are not eligible to retire. Any exceptions to the automatic forfeitures would require the approval of the Committee. Messrs. Farr and Champagne would be eligible to receive the 40,000 shares and 60,000 shares, respectively, of restricted stock that each holds under his Retention Agreement.

(10)	Under the terms of Mr. Spence’s employment offer, in the event of involuntary termination for reasons other than for cause, the restrictions on restricted stock units granted upon hire would lapse, subject to compliance with any legal requirements.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2008 and 2007

For the fiscal years ended December 31, 2008 and 2007, Ernst & Young LLP (E&Y) served as our independent registered public accounting firm, or “independent auditor.” The following table presents fees billed, including expenses, by E&Y for the fiscal years ended December 31, 2008 and 2007, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2008	2007
	(In thousands)

Audit fees(a)	$5,437	$5,969
Audit-related fees(b)	691	660
Tax fees(c)	—	—
All other fees(d)	73	50

(a)	Includes estimated fees for audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for review of internal controls, performance of specific agreed-upon procedures, consultation on new accounting standard and services provided in connection with various business and financing transactions. Also includes approximately $394,000 of 2008 fees that were reimbursed to PPL by UGI Utilities, Inc. for services performed in connection with the sale of PPL Gas Utilities Corporation to UGI Utilities, Inc.

(c)	The independent auditor does not provide tax consulting and advisory services to the company or any of its affiliates.

(d)	Fees relating to access to an E&Y online accounting research tool, training on financial accounting and reporting topics, an audit of grant applications relating to network connections, consultation with outside counsel regarding U.K. GAAP and miscellaneous regulatory consulting services.

Approval of Fees. The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee approved 100% of the 2008 and 2007 services provided by E&Y.

* * * * * *

Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of the independent auditor will be reconsidered by the Audit Committee.

The Board of Directors
recommends that shareowners vote FOR Proposal 2

SHAREOWNER PROPOSAL

A shareowner, Emil Rossi, whose address is P.O. Box 249, Boonville, CA 95415-0249, has advised the company that he or a designee plans to introduce the following resolution at the Annual Meeting. We have been notified that Mr. Rossi is the beneficial owner of 2,000 shares of PPL’s common stock.

PROPOSAL 3: ELECT EACH DIRECTOR ANNUALLY

“RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one year.

Statement of Emil Rossi

“Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

“Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

“The Council of Institutional Investors also recommends adoption of annual election of each director. This proposal topic also won strong support at the following companies in 2008:

Fortune Brands (FO)	74%	Nick Rossi (Sponsor)
McGraw-Hill (MHP)	70%	Nick Rossi
Eastman Chemical (EMN)	58%	Ray T. Chevedden

“The merits of this Elect Each Director Annually proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	Allen Deaver chaired our executive pay committee which was responsible for a rich $29 million granted to our CEO James Miller.

•	Allen Deaver, also our Lead Director, had 17-years director tenure — Independence concern.

•	CEO pay was only 31% incentive based.

•	Stuart Heydt, who chaired our Audit Committee, also had 17-years director tenure (independence concern) and was not a financial expert.

•	Stuart Heydt also received the most withheld votes at PPL — in double-digits.

•	Our full board met only 6-times in a year — Oversight concern.

•	Two directors (John Conway of Crown Holdings and Craig Rogerson of Hercules Incorporated) were CEOs at other publicly traded companies. This raised concern about their ability to dedicate enough time to properly supervise the affairs of our company.

•	Our company’s 2007 proxy raised a question on whether it was professionally proofread - one topic description was missing from our ballots.

•	We had no shareholder right to:

Call a special meeting.

Act by written consent.

Cumulative voting.

Annual election of each director.

An independent chairman.

•	Our board should take the initiative in adopting the above topics rather than relying on shareholders to be resourceful in introducing proposals for improvement.

“The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

“Elect Each Director Annually”
“YES on 3”

PPL’S STATEMENT IN RESPONSE

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors take the steps necessary to eliminate its classified board structure and to require that all directors stand for election annually. Your Board of Directors has carefully considered this proposal and the arguments for and against a classified board. We have concluded that our classified board structure continues to be in the best interests of the company and its shareowners.

Classified Board Provides Increased Board Stability and Continuity. The classified board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with your company, its business and its strategic goals. The classified board structure also provides flexibility by requiring the annual election of one-third of the directors and a majority of the directors over a two-year period. Experienced directors who are knowledgeable about your company’s complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the company and its shareowners. Staggered terms give PPL’s new directors an opportunity to gain knowledge about the company’s business from its continuing directors. If all directors were elected annually, your Board could be composed entirely of directors who were unfamiliar with the company and its business strategies, which could jeopardize the company’s long-term strategies and growth plans.

A classified board also assists the company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the company, its operations and its competitive environment. Your Board believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the company over the long-term. Your Board believes that the current classified board structure is prudent and necessary for the protection of all shareowners.

Classified Board Enhances Board Independence. Your Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareowners. The freedom to focus on the long-term interests of the company, instead of on the re-nomination process, leads to greater independence and better governance.

Classified Board Enhances Shareowner Value in the Event of an Unsolicited Acquisition Offer. The current board structure reduces the vulnerability of PPL to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with your Board of Directors. Our classified board structure does not preclude unsolicited acquisition proposals. By eliminating the threat of imminent removal, however, it allows the directors to maximize the value of a potential acquisition by giving PPL time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of your company’s business.

In the view of your Board, the annual election of approximately one-third of the directors provides shareowners with an orderly means to effect change and to communicate their views on the performance of the company and its directors. Overall accountability of your Board is achieved through shareowners’ selection of responsible, experienced and respected individuals as directors rather than the length of a director’s term.

PPL has a longstanding and well-documented commitment to sound corporate governance policies and practices, which ensure that the company is governed in accordance with high standards of ethics, integrity and accountability and in the best interests of shareowners. We believe that this is reflected in the long-term financial performance of our company. As part of our commitment to consider ways in which we can better serve our corporate governance ideals and the interests of our shareowners, the Board is monitoring and will continue to monitor governance issues of interest to our shareowners.

Your Board of Directors continues to believe that the classified board structure is reasonable and appropriate. Accordingly, and for the other reasons stated above, we request that shareowners vote AGAINST this proposal.

Your Board of Directors recommends that
you vote AGAINST Proposal 3

OTHER MATTERS

Shareowner Proposals for the Company’s 2010 Annual Meeting. To be included in the proxy material for the 2010 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company no later than December 9, 2009:

Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2010 Annual Meeting.

Rte 100
Adrienne Dr.
Sycamore Rd.
Light at Penn Dr.
Penn Dr.
Rte 100
Highlight Detail
To Scranton/Wilkes-Barre/Hazleton
To I-80, I-81
N.E. Extension PA Turnpike
I-476
Rte 309 N
To Poconos
To I-80, I-380
Rte 33
US 22
To Easton/NewJersey
Bethlehem
Lehigh Valley Interchange
Rte 309 N
US 22
Tilghman Street
Rte 100 N
I-78/22 Exit for Rte 100
Tilghman Street
Hamilton Blvd
Allentown
Rte 33
I-78
I-78
Cetronia
I-78
I-78
To Harrisburg
Rte 100
Rte 309 S
Holiday Inn - Fogelsville
Hamilton Blvd
N.E. Extension PA Turnpike
I-476
Emmaus
To Quakertown
US Rte 222
Kutztown Rd.
To Kutztown/Reading/Lancaster
Trexlertown
Rte 100 S
To Philadelphia
N
W
E
S

DIRECTIONS TO PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS

10 A.M. WEDNESDAY, MAY 20, 2009

HOLIDAY INN CONFERENCE CENTER

Fogelsville, Pennsylvania

From Interstate 78

- Take Exit 49A (Trexlertown) to Route 100 South
- Proceed south on Route 100
- Turn right at the first light (Penn Drive) and stay in the right lane
- Take the next right (Sycamore Road)
- Continue straight to the Holiday Inn past Hilton Garden Inn, Florence Bar & Grille and Krause Toyota

From Reading

- Take Route 222 North from Reading
- 2.8 miles past the Premise Maid Candy and Ice Cream Shop, take the Fred Jaindl Highway following signs to Route 100 North (Fogelsville/Allentown)
- Proceed 1.6 miles on the Fred Jaindl Highway and take the Route 100 North exit (Fogelsville/Trexlertown)
- At the traffic light at the end of the ramp, turn left (Route 100)
- Travel north on Route 100 (stay in the left lane) for 1.3 miles. At the fourth traffic light, turn left at Penn Drive
- Make the first right onto Sycamore Road
- Continue straight to the Holiday Inn past Hilton Garden Inn, Florence Bar & Grille and Krause Toyota

PPL Shareowner News and Information Line (800-345-3085)

Shareowner Inquiries:

Wells Fargo Shareowner Servicessm
PPL Corporation
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-800-345-3085
Outside U.S.: 651-453-2129
FAX: 651-450-4085
www.wellsfargo.com/shareownerservices

Online Account Access: Registered shareowners can access account information by visiting www.shareowneronline.com.

For questions about PPL Corporation or its subsidiaries:

Manager — PPL Investor Services
Two North Ninth Street (GENTW13)
Allentown, PA 18101
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

PPL, PPL Energy Supply, LLC and PPL Electric Utilities Corporation file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2008 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the Web site address on your proxy or follow the instructions that you will be given after dialing the toll-free number on your proxy. You may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS WEDNESDAY, MAY 20, 2009 10 A.M. HOLIDAY INN CONFERENCE CENTER FOGELSVILLE, PA If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s Web site. You can get there by typing in the following address: http://www.pplweb.com/PPLCorpProxy PPL Corporation Two North Ninth Street Allentown, PA 18101 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2009. James H. Miller and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 20, 2009, and any adjournments or postponements thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments or postponements thereof. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2, and “AGAINST” Item 3. By signing the proxy, you revoke all prior proxies and appoint James H. Miller and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/ppl Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 19, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic proxy. PHONE – 1-800-560-1965 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 19, 2009. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 John W. Conway 03 James H. Miller Vote FOR Vote WITHHELD 02 E. Allen Deaver all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the Appointment of Independent Registered Public Accounting Firm For Against Abstain The Board of Directors Recommends a Vote AGAINST Item 3. 3. Shareowner Proposal – Elect Each Director Annually For Against Abstain Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ADMISSION TICKET PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS WEDNESDAY, MAY 20, 2009 10 A.M. HOLIDAY INN CONFERENCE CENTER Fogelsville, Pennsylvania April 8, 2009 Dear ESOP Participant, It is a pleasure to invite you to attend the 2009 Annual Meeting of Shareowners, which will be held at 10 a.m. on Wednesday, May 20, 2009. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of 1-78 and Route 100, west of Allentown. For your convenience, a map showing our meeting location, along with written directions, is included on the back inside cover of the accompanying Proxy Statement. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow. We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the ballot card for voting over the Internet, by telephone or by detaching and returning your ballot. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you. Your vote is important. Whether you hold one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.
Sincerely, James H. Miller Chairman, President and Chief Executive Officer
Fold and detach here
PPL Corporation Employee Stock Ownership Plan (ESOP) Confidential Ballot This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP. Please complete the ballot card and return in the envelope provided or vote by telephone or the Internet. Fidelity Investments, as Trustee of the ESOP, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on May 20, 2009. If you do not return your ballot card, or return it unsigned, or do not vote by telephone or Internet, the ESOP provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions. Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by telephone or Internet) to Fidelity Investments’ agent for tabulation. Timely receipt of your instructions on a signed ballot card or by telephone or Internet is extremely important. This ballot, if sent by mail, must be received by the close of business on May 18, 2009 in order for your vote to be counted. If you wish to vote by telephone or on the Internet, please follow the attached instructions. Comments (Mark the corresponding box on the reverse side) See reverse for voting instructions

COMPANY # There are three ways to vote your Ballot
Your telephone or Internet vote authorizes the PPL Employee Stock Ownership Plan (“ESOP”) Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot card.
INTERNET – www.eproxy.com/ppl Use the Internet to vote your Ballot 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 15, 2009. Please have your ballot card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. PHONE – 1-800-560-1965 Use any touch-tone telephone to vote your Ballot 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 15, 2009. Please have your ballot card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. Mail – Mark, sign and date your ballot card and return it in the postage-paid envelope we’ve provided or return it to PPL ESOP Trustee, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by telephone or Internet, please do NOT mail your Ballot Card.
Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 John W. Conway 03 James H. Miller Vote FOR Vote WITHHELD 02 E. Allen Deaver all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the Appointment of Independent Registered Public Accounting Firm For Against Abstain The Board of Directors Recommends a Vote AGAINST Item 3. 3. Shareowner Proposal – Elect Each Director Annually For Against Abstain Comments? Mark Box Provide comments on reverse. Date Signature(s) in Box Please sign exactly as your name(s) appears on ballot. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

Admission Ticket

PPL Corporation Annual Meeting of Shareowners
10 a.m., May 20, 2009
Holiday Inn Conference Center
Fogelsville, Pennsylvania
April 8, 2009

Dear Shareowner,

It is a pleasure to invite you to attend the 2009 Annual Meeting of Shareowners, which will be held at 10 a.m. on Wednesday, May 20, 2009. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of I-78 and Route 100, west of Allentown. For your convenience, a map showing our meeting location, along with written directions, is included on the inside back cover of the accompanying Proxy Statement.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting. Please follow the instructions on the enclosed proxy card for voting over the Internet, by telephone or by returning your proxy card. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

James H. Miller
Chairman, President and Chief Executive Officer